Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NOBLES PARENT INC.,

DUCOMMUN LABARGE TECHNOLOGIES, INC.,

DLT ACQUISITION, INC.

and

LEVINE LEICHTMAN CAPITAL PARTNERS PRIVATE CAPITAL SOLUTIONS, L.P.,

solely in its capacity as the Stockholder Representative

October 8, 2019

i

3.24	Products Liability; Product Recalls	33
3.25	Inventory	33
3.26	Brokerage	34
3.27	NO OTHER REPRESENTATIONS	34

ARTICLE 4	[RESERVED]	34

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB	34

5.01	Organization and Power	34
5.02	Authorization; No Breach; Valid and Binding Agreement	35
5.03	Governmental Consents	35
5.04	Litigation	35
5.05	Brokerage	35
5.06	Financing	35
5.07	Solvency	36
5.08	NO OTHER REPRESENTATIONS	36

ARTICLE 6	[RESERVED]	36

ARTICLE 7	COVENANTS OF THE PURCHASER	36

7.01	Access to Books and Records	36
7.02	Director and Officer Liability and Indemnification	37
7.03	Employee Matters	38

ARTICLE 8	[RESERVED]	38

ARTICLE 9	ADDITIONAL COVENANTS	38

9.01	Tax Matters	38
9.02	Survival	39
9.03	Acknowledgment	40
9.04	Confidentiality	42
9.05	Further Assurances	42
9.06	Provision Respecting Legal Representation	42
9.07	Press Releases and Communications	43
9.08	Dataroom Delivery	43

ARTICLE 10	SPECIFIED WARRANTY CLAIM INDEMNIFICATION	44

10.01	Specified Warranty Claim Indemnification	44
10.02	Manner of Payment	46
10.03	Subrogation	46
10.04	Release of Funds in Specified Warranty Claim Account	46

ii

ARTICLE 11	STOCKHOLDER REPRESENTATIVE	47

11.01	Authorization of the Stockholder Representative; Inability to Perform	47
11.02	Representative Expense Amount; Post-Closing Disbursements to Stockholders	50
11.03	Compensation; Exculpation	50

ARTICLE 12	DEFINITIONS	51

12.01	Definitions	51
12.02	Other Definitional Provisions	61
12.03	Cross-Reference of Other Definitions	61

ARTICLE 13	MISCELLANEOUS	63

13.01	Expenses	63
13.02	Knowledge Defined	63
13.03	Notices	63
13.04	Assignment	64
13.05	Severability	65
13.06	References	65
13.07	Construction	65
13.08	Amendment and Waiver	65
13.09	Complete Agreement	66
13.10	Third-Party Beneficiaries	66
13.11	Waiver of Trial by Jury	66
13.12	Purchaser Deliveries	66
13.13	Electronic Delivery	66
13.14	Counterparts	67
13.15	Governing Law	67
13.16	Consent to Jurisdiction	67
13.17	Specific Performance	68
13.18	Non-Recourse	68

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Escrow Agreement
Exhibit D	Net Working Capital Example Calculation
Exhibit E	Payment Schedule

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 8, 2019, is made by and among Nobles Parent Inc., a Delaware corporation (the “Company”), Ducommun LaBarge Technologies, Inc., an Arizona corporation (the “Purchaser”), DLT Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Levine Leichtman Capital Partners Private Capital Solutions, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders as set forth in this Agreement (the “Stockholder Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 12.

WHEREAS, Purchaser desires to acquire 100% of the equity interests of the Company in a reverse subsidiary merger transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned Subsidiary of Purchaser, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company and the boards of directors of Purchaser and Merger Sub have unanimously approved and declared advisable this Agreement and the Merger upon the terms and conditions set forth in this Agreement in accordance with the DGCL, and the board of directors of the Company has declared that it is advisable and in the best interests of the Stockholders that this Agreement and the Merger be adopted and approved by the Stockholders; and

WHEREAS, Purchaser, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 Merger. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving company and wholly-owned Subsidiary of Purchaser (sometimes hereinafter referred to as the “Surviving Company”).

1.02 Closing. The parties hereto shall cause the closing of the transactions contemplated by this Agreement (the “Closing”) to take place, remotely by conference call and Electronic Delivery of documentation, at 9:00 a.m. Central time on the date hereof. The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. Central time on the Closing Date.

1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, concurrently with the Closing or as soon as practicable thereafter, the Company and Merger Sub cause a certificate of merger with respect to the Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), which Purchaser shall cause to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Purchaser and the Stockholder Representative shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the applicable provisions of the DGCL and the Certificate of Merger. Without limiting the generality of the foregoing, at the Effective Time, all the assets, properties, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all restrictions, obligations, duties, debts and liabilities of Merger Sub and the Company shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Company.

1.05 Certificate of Incorporation; Bylaws. At the Effective Time, by virtue of the Merger, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except with respect to the name of the Company, which shall be as set forth in the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time), shall be the certificate of incorporation of the Surviving Company (the “Surviving Company Certificate of Incorporation”), until duly amended in accordance with applicable Law, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except with respect to the name of the Company, which shall be as set forth in the bylaws of the Company, as in effect immediately prior to the Effective Time), shall be the bylaws of the Surviving Company (the “Surviving Company Bylaws”), until duly amended in accordance with applicable Law.

1.06 Officers and Directors. At the Effective Time, the Company’s board of directors and officers shall resign and the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Company and shall hold office subject to the applicable provisions of the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.07 Conversion of Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any Stockholder, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 1.07(b) and Dissenting Shares) shall be deemed cancelled and shall be converted automatically into the right to receive, upon delivery of (i) a duly-executed and completed letter of transmittal substantially in the form attached hereto as Exhibit B (“Letter of Transmittal”), and (ii) in the case of NEFV only, certificates (each, a “Certificate”) representing (immediately prior to the Effective Time) the shares of Common Stock held by NEFV set forth in such Letter of Transmittal, the applicable portion of the Aggregate Merger Consideration, if any, allocable to such share of Common Stock, payable to the holder thereof in cash.

(b) Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or its Subsidiaries or by the Purchaser, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration shall be made with respect thereto.

(c) Each issued and outstanding share of Common Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights and (whether before or after the date of this Agreement) with respect to which appraisal rights under the DGCL have been properly exercised, shall not be converted into the right to receive any portion of the applicable portion of the Aggregate Merger Consideration, and instead shall be converted into the right to receive payment from the Surviving Company with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Section 1.07(a), without interest, in accordance with this Agreement, the applicable portion of the Aggregate Merger Consideration, if any, allocable to such share of Common Stock. From and after the Effective Time, no Stockholder who has demanded appraisal rights shall be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time). Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.07(c) and the DGCL, are referred to in this Agreement as “Dissenting Shares.”

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of a lost stock certificate affidavit (in form and substance provided in the Letter of Transmittal) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Surviving Company and the Purchaser will pay or cause to be paid to such Person, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Aggregate Merger Consideration attributable to such Certificate pursuant to this Agreement.

1.08 Treatment of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company.

1.09 Options. In accordance with the terms and subject to the conditions of the Transaction Bonus Letter and Option Surrender Agreements (as defined below), at the Closing, in consideration for a portion of the payment specified in each applicable Transaction Bonus Letter and Option Surrender Agreement, each Optionholder shall surrender for cancellation all Options, whether vested or unvested, held by such Optionholder.

1.10 Merger Consideration.

(a) For purposes of this Agreement, the “Closing Merger Consideration” shall mean an amount equal to (i) $77,000,000 (the “Base Consideration”), minus (ii) the Final Indebtedness, plus (iii) the amount, if any, by which the Final Net Working Capital is greater than the Target Net Working Capital, minus (iv) the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital, plus (v) the Final Cash, minus (vi) the Final Transaction Expenses, minus (vii) the Adjustment Escrow Amount, minus (viii) the Specified Warranty Claim Amount, and minus (ix) the Representative Expense Amount.

(b) For purposes of this Agreement, the “Estimated Closing Merger Consideration” shall be an amount equal to (i) the Base Consideration, minus (ii) the Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (v) the Estimated Cash, minus (vi) the Estimated Transaction Expenses, minus (vii) the Adjustment Escrow Amount, minus (viii) the Specified Warranty Claim Amount, and minus (ix) the Representative Expense Amount.

(c) The Estimated Closing Merger Consideration shall be apportioned among the Stockholders according to the Payment Schedule (as directed by the Stockholder Representative) and the remainder of the Aggregate Merger Consideration shall be apportioned among the Stockholders on a pro-rata basis according to each Stockholder’s Percentage Interest (as directed by the Stockholder Representative); provided that, notwithstanding anything to the contrary in this Agreement, (i) no Stockholder shall be entitled to receive any portion of the Aggregate Merger Consideration unless such Stockholder has complied with the terms of the applicable Letter of Transmittal, and (ii) no Optionholder shall be entitled to receive any portion of the Aggregate Merger Consideration.

(d) The parties hereto acknowledge and agree that the payment and delivery of any portion of the Aggregate Merger Consideration payable to the Stockholders shall be administered by and shall be the sole responsibility of the Stockholder Representative upon delivery by the Purchaser to the Stockholder Representative (or its designee) of any such amounts in accordance with the terms of this Agreement.

(e) Purchaser shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Section 1.10 and any other provision of this Agreement, such amounts as each is required to deduct and withhold under the Code or any provision of state, local or non-U.S. Tax law; provided that, other than with respect to any required backup withholding and provided that the affidavit described in Section 1.13(a) is delivered, Purchaser shall notify the Stockholder Representative of any such withholding no later than three (3) days prior to the date of the applicable payment hereunder and shall use commercially reasonable efforts to cooperate with the Stockholder Representative to reduce such withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

1.11 Pre-Closing Estimates; Payments at Closing.

(a) No less than two (2) Business Days prior to the anticipated Closing Date, the Company shall have delivered to the Purchaser (i) the Payment Schedule, (ii) a statement (the “Estimated Closing Statement”) setting forth the Company’s calculation of its estimate of (A) the amount of Cash as of the Calculation Time (the “Estimated Cash”), (B) Net Working Capital as of the Calculation Time (the “Estimated Net Working Capital”), and (C) the amount of Indebtedness anticipated to be outstanding immediately prior to the Closing (the “Estimated Indebtedness”), (iii) a schedule showing the amount of anticipated unpaid Transaction Expenses as of the Closing (the “Estimated Transaction Expenses”), which schedule shall include itemized calculations of each Transaction Expense and the wire instructions for payment of each such expense (the “Transaction Expenses Schedule”), and (iv) the Estimated Closing Merger Consideration.

(b) Subject to the terms and conditions set forth in this Agreement, at the Closing the Purchaser shall make the following payments:

(i) the Purchaser shall deliver to the Stockholder Representative (on behalf of, and for further distribution to, the Stockholders) an amount equal to the Estimated Closing Merger Consideration by wire transfer of immediately available funds to one or more accounts designated by the Stockholder Representative to the Purchaser;

(ii) the Purchaser shall repay, on behalf of the Acquired Companies, all amounts required to be paid under the payoff letters delivered pursuant to Section 1.13(b) in order to discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters;

(iii) the Purchaser shall deposit $500,000 (the “Adjustment Escrow Amount”) into an escrow account (the “Adjustment Escrow Account”) and $1,500,000 (the “Specified Warranty Claim Amount”) into an escrow account (the “Specified Warranty Claim Account”), in each case, established pursuant to the terms and conditions of the escrow agreement attached hereto as Exhibit C (the “Escrow Agreement”), by and among the Purchaser, the Stockholder Representative and American Stock Transfer & Trust Corporation, as escrow agent (the “Escrow Agent”), to be held for the purpose of securing the obligations of the Stockholder Representative (on behalf of the Stockholders) and the Stockholders in Section 1.12(d) (in the case of the Adjustment Escrow Account) and Article 10 (in the case of the Specified Warranty Claim Account);

(iv) the Purchaser shall pay, on behalf of the Acquired Companies, the Estimated Transaction Expenses, by wire transfer of immediately available funds to the accounts designated on the Transaction Expenses Schedule; provided that any amounts treated as wages for income Tax purposes shall be paid to the applicable Acquired Company, which shall pay such amounts, less applicable withholding Taxes, to the applicable recipient through its payroll system in accordance with the applicable Acquired Company’s normal payroll practices after the Closing Date; and

(v) the Purchaser shall deliver to the Stockholder Representative, by wire transfer of immediately available funds, an amount equal to $500,000 (the “Representative Expense Amount”), for the Stockholder Representative to hold in the Representative Expense Account and disburse in accordance with the terms of this Agreement.

1.12 Post-Closing Adjustment.

(a) As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser will deliver to the Stockholder Representative (i) an unaudited consolidated balance sheet of the Acquired Companies (the “Closing Balance Sheet”) as of the Calculation Time, and (ii) a statement showing the calculation of (A) the amount of Cash derived from the Closing Balance Sheet as of the Calculation Time, (B) the amount of Indebtedness as of immediately prior to the Closing, (C) the Net Working Capital derived from the Closing Balance Sheet as of the Calculation Time, and (D) the amount of Transaction Expenses unpaid as of the Closing (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared on a consolidated basis in accordance with the Closing Accounting Principles, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties hereto agree that the calculation of the Closing Balance Sheet and Net Working Capital is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that are inconsistent with the 2018 Financial Statements. After delivery of the Preliminary Statement, the Stockholder Representative and its accountants shall be permitted reasonable access (upon reasonable advance notice and during normal business hours) to review the Acquired Companies’ books and records and work papers related to the preparation of the Preliminary Statement. The Stockholder Representative and its accountants may make inquiries of the Purchaser, the Acquired Companies and their respective accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall, and shall cause the Acquired Companies to, cause any such accountants to reasonably cooperate with and timely respond to such inquiries.

(b) If the Purchaser fails to timely deliver a Preliminary Statement in accordance with Section 1.12(a), then the Estimated Closing Statement shall be deemed to be the Preliminary Statement and the Stockholder Representative may deliver an Objections Statement with respect thereto in accordance with this Section 1.12(b). If the Stockholder Representative has any objections to the Preliminary Statement, the Stockholder Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Statement, then the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Stockholder Representative and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within forty-five (45) days after the delivery of the Objections Statement, the Stockholder Representative and the Purchaser shall submit such dispute to RSM US LLP (“RSM”); provided that, if RSM is unable or unwilling to serve in such capacity, the Stockholder Representative and the Purchaser shall jointly select an alternative arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of the Purchaser, the Stockholder

Representative or any Acquired Company (RSM or the Person so selected, as applicable, the “Dispute Resolution Auditor”). Each of the Stockholder Representative and the Purchaser may furnish to the Dispute Resolution Auditor such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Stockholder Representative and the Purchaser are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the Closing Accounting Principles. Purchaser and the Stockholder Representative shall request that the Dispute Resolution Auditor render a determination as to each unresolved item identified in the Objections statement within thirty (30) days after its retention. The Federal Rules of Evidence Rule 408 shall apply with respect to any communications and other correspondence during the 45-day period after the Purchaser’s delivery of the Preliminary Statement to the Stockholder Representative and any subsequent communications related to the Preliminary Statement or the Objections Statement following therefrom. The Stockholder Representative and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the supporting material provided by the Purchaser and the Stockholder Representative in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Dispute Resolution Auditor. Absent fraud or manifest error, the resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser, on the one hand, and the Stockholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Stockholder Representative claims the Net Working Capital is $1,000 greater than the amount determined by the Purchaser’s accountants, the Purchaser contests only $500 of the amount claimed by the Stockholder Representative, and the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Stockholders $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Auditor will be allocated 60% (i.e., $300 ÷ $500) to the Purchaser and 40% (i.e., $200 ÷ $500) to the Stockholders. The amount of Cash as of the Calculation Time, the amount of Indebtedness as of immediately prior to the Closing, the Net Working Capital as of the Calculation Time and the amount of Transaction Expenses unpaid as of the Closing, in each case as finally determined pursuant to this Section 1.12(b), shall be referred to herein as the “Final Cash,” the “Final Indebtedness,” the “Final Net Working Capital” and the “Final Transaction Expenses.”

(c) If, after final determination of the Final Cash, the Final Indebtedness, the Final Net Working Capital and the Final Transaction Expenses pursuant to Section 1.12(b), the Estimated Closing Merger Consideration is less than the Closing Merger Consideration (such shortfall, the “Shortfall Amount”), then within two (2) Business Days after the Final Cash, the Final Indebtedness, the Final Net Working Capital and the Final Transaction Expenses become final and binding on the parties hereto pursuant to Section 1.12(b):

(i) the Purchaser shall pay to the Stockholder Representative (on behalf of, and for further distribution to, the Stockholders), by wire transfer of immediately available funds, the Stockholders’ portion of the Shortfall Amount (as directed by the Stockholder Representative in accordance with Section 1.10(c)); and

(ii) the Purchaser and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent to cause the Escrow Agent to pay, by wire transfer of immediately available funds from the Adjustment Escrow Account within two (2) Business Days after delivery of such joint written instruction, to the Stockholder Representative (on behalf of, and for further distribution to, the Stockholders), the Stockholders’ portion of the remaining funds in the Adjustment Escrow Account (as directed by the Stockholder Representative in accordance with Section 1.10(c)).

(d) If, after final determination of the Final Cash, the Final Indebtedness, the Final Net Working Capital and the Final Transaction Expenses pursuant to Section 1.12(b), the Estimated Closing Merger Consideration is greater than the Closing Merger Consideration (such excess, the “Excess Amount”), then within two (2) Business Days after the Final Cash, the Final Indebtedness, the Final Net Working Capital and the Final Transaction Expenses become final and binding on the parties hereto pursuant to Section 1.12(b), the Purchaser and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay, by wire transfer of immediately available funds from the Adjustment Escrow Account within two (2) Business Days after delivery of such joint written instruction:

(i) to the Purchaser, the lesser of (A) the Excess Amount and (B) the remaining funds in the Adjustment Escrow Account; and

(ii) to the Stockholder Representative (on behalf of, and for further distribution to, the Stockholders), the Stockholders’ portion of the remaining funds in the Adjustment Escrow Account (if any) after the payment to the Purchaser described in Section 1.12(d)(i) (as directed by the Stockholder Representative in accordance with Section 1.10(c)).

(e) In the event that an Excess Amount is due to Purchaser and the Adjustment Escrow Amount is insufficient to satisfy payment of the entire Excess Amount due to Purchaser in full, then within five (5) Business Days after the determination of the Excess Amount, the Stockholder Representative shall pay, on behalf of the Stockholders, to Purchaser, an amount by wire transfer of immediately available funds an amount equal to such deficiency.

(f) The Purchaser, Stockholders and Stockholder Representative agree that the adjustment to the Estimated Closing Merger Consideration provided for in this Section 1.12, and the dispute resolution provisions provided for in this Section 1.12, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 1.12.

1.13 Deliveries at Closing. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a) the Company shall deliver to the Purchaser an affidavit dated as of the Closing Date, duly executed under penalties of perjury and otherwise in form and substance as required under Treasury Regulation Sections 1.897-2(h) and 1.445-2(e), certifying that it is not a United States real property holding corporation;

(b) the Stockholder Representative shall deliver to the Purchaser payoff letters from each holder of Indebtedness listed on Schedule 1.13(b) indicating that, upon payment of the payoff amount specified in such payoff letter, all outstanding obligations of the Acquired Companies arising under or related to the Indebtedness owed to the Persons thereunder shall be repaid and extinguished in full and that, upon receipt of such amount, such Persons shall release its Liens in the assets and properties of the Acquired Companies, in each case in form and substance reasonably satisfactory to Purchaser;

(c) the Stockholder Representative shall also deliver, or cause to be delivered, to the Purchaser each of the following:

(i) a copy of the certificate of incorporation of each Acquired Company certified by the Secretary of State of its jurisdiction of incorporation not more than ten (10) Business Days prior to the Closing Date;

(ii) a certificate of good standing of each Acquired Company issued by the Secretary of State of its jurisdiction of incorporation dated as of a recent date;

(iii) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, (A) attaching copies of the certificate of incorporation and bylaws of each Acquired Company, (B) attaching a copy of the resolutions duly adopted by the Company’s board of directors authorizing the Company’s execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (C) attaching a copy of the Stockholder Consent, and (D) identifying the directors and officers of each Acquired Company;

(iv) a copy of each Letter of Transmittal duly executed by each Stockholder and received by the Stockholder Representative prior to the Closing, which Letters of Transmittal shall be executed by all holders of Common Stock;

(v) a copy of each executed Certificate issued to NEFV;

(vi) a copy of the Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent;

(vii) an invoice for each item set forth on the Transaction Expenses Schedule;

(viii) written evidence of the approval of this Agreement and the transactions contemplated hereby, including the Merger, by certain Stockholders holding, in the aggregate, not less than the minimum number of votes required to approve the Merger in accordance with the DGCL (the “Stockholder Consent”);

(ix) termination agreements terminating the agreements set forth on Schedule 1.13(c)(ix), in each case, in form and substance reasonably acceptable to Purchaser;

(x) an Intellectual Property Assignment Agreement, in form and substance reasonably acceptable to Purchaser, duly executed by each of the individuals set forth on Schedule 1.13(c)(x);

(xi) copies of (i) the information statement required by Section 280G that was provided to the Stockholders, (ii) each shareholder ballot that was provided to each such Stockholder, (iii) each executed shareholder ballot from each Stockholder who voted, and (iv) each executed waiver of each disqualified individual who agreed to waive his or rights to any excess parachute payments;

(xii) a copy of a restrictive covenant agreement, by and among Purchaser, Levine Leichtman Capital Partners Private Capital Solutions, L.P. and NEFV LLC, a Delaware limited liability company (“NEFV”), duly executed by Levine Leichtman Capital Partners Private Capital Solutions, L.P. and NEFV;

(xiii) transaction bonus letter and option surrender agreements, duly executed by the Company, Nobles Worldwide, Inc. and each of the individuals set forth on Schedule 1.13(c)(xiii) (collectively, the “Transaction Bonus Letter and Option Surrender Agreements”);

(xiv) transaction bonus letter agreements, duly executed by the Company, Nobles Worldwide, Inc. and each of the individuals set forth on Schedule 1.13(c)(xiv); and

(xv) all books, records and other materials related to the Acquired Companies, the Business and its administration and record keeping, which may be satisfied by leaving such books, records and other materials at the Acquired Companies’ facilities.

(d) the Purchaser shall deliver to the Stockholder Representative each of the following:

(i) a copy of the resolutions duly adopted by the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(ii) a copy of the resolutions duly adopted by Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(iii) a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

Notwithstanding anything to the contrary in this Agreement, the Purchaser’s only remedy for the failure to provide the affidavit specified in Section 1.13(a) will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

ARTICLE 2

[RESERVED]

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and Merger Sub that the statements in this Article 3 are correct and complete as of the date hereof, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules where the applicability of the information set forth in such other section would be reasonably apparent on the face of the disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

3.01 Organization and Power. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and each Acquired Company has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its Businesses as now conducted. Each Acquired Company has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its Business as presently conducted. Each Acquired Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its Businesses as now conducted requires it to qualify (which jurisdictions are set forth on Schedule 3.01), except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

3.02 Capitalization; Subsidiaries.

(a) Schedule 3.02(a) sets forth the name of each Acquired Company, the authorized equity securities of each Acquired Company, the outstanding equity securities of each Acquired Company, the name of each holder of such equity securities and the number or percentage of such equity securities held by each such holder.

(b) Schedule 3.02(b) sets forth the name of each Optionholder, the number and class of shares of Common Stock subject to each Option held by such Optionholders, the exercise price of each such Option and the grant date of each such Option. Each Option granted to any current or former employee, independent contractor or consultant has an exercise price that was no less than the fair market value of the Common Stock underlying such Option on the grant date of such Option. Except for the Options set forth on Schedule 3.02(b), (i) there are no other shares of capital stock or other equity securities or voting securities of any Acquired Company, (ii) there are no securities of any Acquired Company convertible into or exchangeable for capital stock or other equity securities or voting securities of any Acquired Company, and (iii) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Acquired Company to issue, sell or otherwise cause to become outstanding any of its equity interests. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Acquired Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to any Acquired Company or any repurchase, redemption or other obligation to acquire for value any equity interests of any Acquired Company. All of the equity securities of the Acquired Companies are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right. There are no accrued and unpaid dividends with respect to the equity securities of the Acquired Companies.

(c) Except as set forth on the Schedule 3.02(c), the Acquired Companies do not own or control, and have not for the past five (5) years owned or controlled, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity.

(d) Except as set forth on the Schedule 3.02(d), none of the Acquired Companies has had any predecessors.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and the Related Documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and, subject to receipt of the Stockholder Consent with respect to the Merger, no other corporate proceedings of the Company are necessary to authorize the execution, delivery or performance of this Agreement.

(b) Except as set forth on Schedule 3.03(b), the execution, delivery and performance of this Agreement and the Related Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not conflict with, constitute a default under, result in a breach or violation of, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company under, (i) the provisions of any of the Acquired Companies’ certificate of incorporation or bylaws, as applicable, (ii) any Law to which any Acquired Company is subject, or (iii) any Material Contract to which any Acquired Company is a party. Except as set forth on Schedule 3.03(b), no consent, notice, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by or on behalf of any Acquired Company in connection with the execution, delivery and performance of this Agreement and the Related Documents or the consummation of the transactions contemplated hereby or thereby.

(c) This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. When each Related Document has been duly executed and delivered by the Company and, assuming that such Related Document is a valid and binding obligation of the other parties thereto, such Related Document shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04 Financial Statements. Schedule 3.04 consists of the following consolidated financial statements (the “Financial Statements”): (a) the unaudited consolidated balance sheet of the Acquired Companies as of August 31, 2019 (the “Latest Balance Sheet”), and the related unaudited statements of income and cash flows for the 8-month period then ended; and (b) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2018 and the related statements of income and cash flows for the fiscal year then ended (“2018 Financial Statements”) and (c) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2017 and the related statements of income and cash flows for the fiscal year then ended. The Financial Statements are accurate and complete in all material respects, have been based upon the information contained in the Acquired Companies’ books and records, have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period covered thereby and present fairly in all material respects the financial condition, results of operations and cash flows of the Acquired Companies as of the times and for the periods referred to therein, subject in the case of the unaudited Financial Statements: (x) to the absence of footnote disclosures and (y) the Latest Balance Sheet and the related unaudited statements of income and cash flows for the 8-month period then ended are calculated in accordance with Accounting Standards Codification Topic 605, Revenue Recognition and do not reflect the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which was effective for the Acquired Companies on January 1, 2019.

3.05 Absence of Certain Developments. Except as set forth on Schedule 3.05 and except as expressly contemplated by this Agreement, since April 30, 2019, no Acquired Company has:

(a) had any change in any material respect in the assets, liabilities, financial condition, prospects or operations of the Company from that reflected in the 2018 Financial Statements, other than changes in the Ordinary Course of Business, none of which individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect and none of which relates to breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law or any Proceeding;

(b) entered into any Material Contract or had any acceleration, termination, amendment, modification, waiver or change in any Material Contract;

(c) mortgaged, pledged or subjected to any material Lien, any of its assets, except Permitted Liens;

(d) discharged or satisfied any material Lien or paid any material liability, other than current liabilities paid in the Ordinary Course of Business or repayments of Indebtedness in accordance with the terms of the loan agreements set forth on Schedule 1.13(b);

(e) sold, assigned or transferred any material portion of its tangible assets, other than sales of products in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;

(f) sold, assigned, transferred or licensed any material Company Intellectual Property other than non-exclusive licenses granted to distributors in the Ordinary Course of Business;

(g) allowed to lapse or abandoned any material Company Intellectual Property;

(h) granted, issued, sold or transferred any of its equity securities or warrants, options or other rights to acquire its equity securities;

(i) made any capital investment in, or any material loan to, any other Person;

(j) declared, set aside or paid any non-cash dividend or made any non-tax distribution with respect to its equity securities or redeemed, purchased or otherwise acquired any of its equity securities, except for repurchases of membership interests from current or former employees, consultants, directors or managers of any Acquired Company;

(k) made any capital expenditures (or commitments therefor) in excess of $25,000 per capital expenditure project;

(l) made any loans or advances to, or guarantees for the benefit of, any Person;

(m) entered into any employment Contract providing for a base salary in excess of $100,000 per year;

(n) (i) made (or agreed to make) any material change in employment terms (including compensation and benefits) for any of its directors or executive officers or for any employees having employment Contracts with base salary exceeding $100,000 per year, or made (or agreed to make) any material change in employment terms (including compensation and benefits) for any of its other employees other than in the Ordinary Course of Business, (ii) accelerated or modified the period of exercisability or vesting of any equity compensation awards, (iii) established, adopted or entered into any collective bargaining agreement, or any other Contract or work rule or practice with any labor union, labor organization or works council, (iv) established, adopted, entered into, materially amended or terminated any Plan, or (v) hired, promoted or terminated (other than for cause) the employment of any officer;

(o) entered into any agreement with any Person, which, in the event of a sale or other transfer of any of the Company’s assets, would give rise to an obligation of the Company and/or any of its Affiliates to pay to such Person a severance payment, change of control payment, retention bonus, transaction bonus, similar payment or other consideration of any nature whatsoever;

(p) made, changed or revoked any material Tax election, changed any Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment (other than in the Ordinary Course of Business), surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or taken any other action, or omitted taking any action, in either case inconsistent with past practice relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have had the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of any Acquired Company;

(q) borrowed any money or issued or exchanged any notes or other evidences of any Indebtedness;

(r) incurred or become subject to any material liability or obligation, except for liabilities under Contracts entered into in the Ordinary Course of Business which liabilities do not arise from a breach of such Contract;

(s) delayed or postponed the payment of any accounts payable and other material liabilities; accelerated or accepted the prepayment of any notes payable to any Acquired Company; or accelerated the payment of or accepted the prepayment of accounts receivable, in each case, other than in the Ordinary Course of Business;

(t) changed conduct related to cash management customs and practices (including with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other liabilities and pricing and credit policies, or the sale, securitization, factoring or transfer of any accounts receivable);

(u) accelerated the delivery or sale of products, services, offered discounts or price protections on the sale of products or services, delayed or cancelled the purchase of products, services or Inventory, or paid premiums on the purchase of products or services, in each case, Outside the Ordinary Course of Business;

(v) waived any rights of material value, whether or not in the Ordinary Course of Business, or settled or compromised any material Proceeding;

(w) instituted any Proceeding;

(x) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of $25,000, whether or not covered by insurance;

(y) materially diminished, increased or terminated any material promotional program;

(z) entered into a new line of business or abandoned or discontinued any existing line of business;

(aa) entered into, modified or terminated any purchase orders outside the Ordinary Course of Business;

(bb) taken or omitted to take any action which has or would reasonably be expected to result in a Material Adverse Effect;

(cc) entered into any Contract or other agreement to do any of the foregoing; or

(dd) accelerated the delivery of any of the Acquired Companies’ products under any Contract.

3.06 Title to Properties.

(a) Except as set forth on Schedule 3.06(a), each Acquired Company owns good and marketable title to, or holds pursuant to valid and enforceable leases in, all of assets (tangible, real, personal and intangible) by it used in the Business, free and clear of all Liens except for Permitted Liens.

(b) Such assets include all of the assets, whether tangible or intangible, real or personal, that are necessary or desirable for the conduct of the Business as currently conducted and as currently proposed to be conducted. There are no agreements, options, commitments or other rights for any Person (other than Purchaser) to purchase, lease or otherwise acquire any of such assets or any interests therein, except those entered into in the Ordinary Course of Business for the sale of Inventory.

(c) The Acquired Companies’ tangible assets (whether owned or leased) are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business. The Acquired Companies own, or lease under valid leases, all tangible assets used in the conduct of the Business in conformity with past practices. All such tangible assets have been installed, maintained and operated, in all material respects, in accordance with all applicable Law and insurance policies.

(d) Schedule 3.06(d)(i) sets forth a true and complete list of all owned real property owned by any Acquired Company (the “Owned Real Property”). With respect to the Owned Real Property: (i) the applicable Acquired Company has good, marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; and (ii) except as set forth on the attached Schedule 3.06(d)(ii), the applicable Acquired Company has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. Other than the right of Purchase pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Acquired Company is a party to any Contract or option to purchase any real property or interest therein. There is no condemnation, expropriation or other proceeding in eminent domain, pending affecting the Owned Real Property or any portion thereof or interest therein. There are no structural or other material physical defects or deficiencies in the condition of any of the Owned Real Property or improvements thereon. The current use and occupancy of the Owned Real Property and the operation of the Business as currently conducted thereon do not violate in any material respect any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Owned Real Property.

(e) No Acquired Company leases any real property.

3.07 Tax Matters. Except as set forth on Schedule 3.07:

(a) Each Acquired Company has timely filed, in accordance with applicable Laws, all income Tax Returns and all other material Tax Returns required to have been filed by it (taking into account any extensions of time to file), and all such Tax Returns are true, complete and accurate in all material respects. All Taxes of each Acquired Company due and payable (whether or not shown as payable on a Tax Return) have been timely paid. The unpaid Taxes of each Acquired Company (i) did not, as of August 31, 2019, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the date of the Latest Balance Sheet, none of the Acquired Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice. All Taxes that any Acquired Company is obligated to withhold from amounts owing to any employee, creditor, independent contractor, agent, shareholder, customer, supplier, lender or other third party have been timely and properly withheld and fully paid or properly accrued in accordance with all applicable Laws.

(b) No Tax audits or administrative or judicial Tax proceedings are presently being conducted, pending or, to the knowledge of any Acquired Company, threatened with respect to any Acquired Company. No Acquired Company has received, in the last five (5) years, from any taxing authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. No Acquired Company has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency, which waiver or extension is still outstanding. During the past five (5) years, no written claim has been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Acquired Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) No Acquired Company (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is an Acquired Company), or (ii) has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than ordinary course agreements, such as leases or loans, the primary focus of which is not Taxes).

(d) No Acquired Company is party to any tax sharing agreements (other than agreements entered into in the Ordinary Course of Business, such as leases or loans, the primary focus of which is not Taxes). No Acquired Company is a party to or bound by any advance pricing agreement, closing agreement, ruling or other written Contract relating to Taxes with any Governmental Authority. No Acquired Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Authority that relates to the Taxes or Tax Returns of any Acquired Company. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.

(e) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(f) No Acquired Company owns an interest in any Flow Thru Entity.

(g) No Acquired Company is subject to any Tax holiday or Tax incentive or grant in any jurisdiction with respect to Taxes.

(h) No Acquired Company has participated in a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(i) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) made prior to the Closing Date, (ii) an agreement entered into with any Governmental Authority (including a “closing agreement” as described in Section 7121 of the Code or “gain recognition agreements” entered into under Section 367 of the Code (or, in each case, any corresponding provision of foreign, state or local Law)) on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of foreign, state or local Law), (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount or deferred revenue received on or before the Closing Date, (vi) election under Section 108(i) of the Code, (vii) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a Acquired Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), (viii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date or (ix) election made pursuant to Section 965(h) of the Code.

(k) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Acquired Company.

No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute, or the availability of any Tax positions in periods after the Closing.

3.08 Contracts and Commitments.

(a) Except as set forth on Schedule 3.08(a) (such Contracts disclosed thereon, the “Material Contracts”), no Acquired Company is a party to any:

(i) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 3.13 or the Disclosure Schedules relating thereto;

(ii) Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $100,000 per year;

(iii) severance, retention or transaction bonus agreement providing for compensation or other payments to any officer, individual employee or other person on a full-time or consulting basis;

(iv) Contract with a staffing company, temporary employment agency, professional employer organization or other similar company or agency;

(v) labor or collective bargaining agreements;

(vi) agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any material portion of the assets of any Acquired Company;

(vii) guaranty of any obligation for borrowed money or other material guaranty;

(viii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any of its personal property;

(x) Contract or group of related Contracts with the same party (other than standard purchase orders or pricing agreements or programs) for the purchase by any Acquired Company of products or services which provided for annual payments in excess of $75,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet;

(xi) Contract or group of related Contracts with a customer (other than standard purchase orders or pricing agreements or programs) that provided for annual revenues (based on the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet) to any Acquired Company in excess of $75,000;

(xii) Contract relating to ownership of or investments in any Person, business or enterprise (including investments in joint ventures and minority equity investments);

(xiii) Contract relating to (A) the development, ownership, use, registration, enforcement of or exercise of any rights under any Company Intellectual Property, excluding intellectual property assignments with any employee of an Acquired Company in the form provided to Purchaser and non-exclusive licenses granted by any Acquired Company to any of their distributors in the Ordinary Course of Business in the form provided by Company to Purchaser, or (B) any Acquired Company’s use or exercise of any other rights in any Person’s Intellectual Property, excluding licenses of commercially available off-the-shelf software having a replacement cost of less than $25,000 and that is not incorporated in, linked to, distributed with or used to host or provide any Software that is Company Intellectual Property or any product or service of any Acquired Company;

(xiv) Contract with respect to the lending of funds by the Company to other Persons;

(xv) franchise, dealership, agency, license or service Contract, other than sales agent Contracts set forth on Schedule 3.21(c);

(xvi) Contract relating to the distribution, marketing, sale, advertising or promotion of products or services involving payments by the Acquired Companies;

(xvii) Contract with any Related Party;

(xviii) Contract with any Governmental Authority (other than standard purchase orders or pricing agreements or programs entered into in the Ordinary Course of Business);

(xix) warranty agreement with respect to products sold or services rendered;

(xx) Contract that includes or constitutes a power of attorney;

(xxi) Contract for transportation or freight services;

(xxii) Contract to provide rebates to any third parties;

(xxiii) Contract (A) granting exclusive rights of any kind, (B) granting any “most favored nation,” right of first offer or similar preferential rights to any Person, or (C) otherwise contemplating an exclusive or preferred relationship between any Acquired Company and any other Person; or

(xxiv) Contract which prohibits any Acquired Company from freely engaging in business anywhere in the world.

(b) With respect to each Material Contract and Government Contract: (i) such Contract is a valid and binding agreement of the applicable Acquired Company, legally awarded, and enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) no Acquired Company has, during the past five (5) years, breached or has been in default in any material respect, nor has any Acquired Company taken any action which, with notice or lapse of time, would constitute a breach or default in any material respect, or permit termination, material modification or acceleration, as applicable, under such Contract; (iii) no Acquired Company has, during the past five (5) years, breached or has been in default in any material respect, nor has any Acquired Company taken any action which, with notice or lapse of time, would constitute a breach or default in any material respect, or permit termination, material modification or acceleration, as applicable, under such Contract, in each case, for which any liabilities or other obligations remain outstanding; (iv) during the past five (5) years, each Acquired Company has performed all material obligations required to be performed by it thereunder; (v) no Acquired Company has failed to perform any material obligations required to be performed by it thereunder for which any liability or other obligation remains outstanding; and (vi) to the Company’s knowledge, no other party is in breach or default in any material respect under such Contract.

(c) Each of the top fifteen (15) Government Contracts (by expected contract value at completion including all contract modifications) is listed on Schedule 3.08(c).

(d) Schedule 3.08(d) sets forth a correct and complete list of all security clearances held by the Acquired Companies and their directors, officers, employees, consultants or agents in relation to the Acquired Companies’ Business. The Acquired Companies are not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Acquired Companies or any of their directors, officers, managers, employees, consultants or agents. The Acquired Companies and their directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

(e) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(i) (A) no Government Contract or bid on a Government Contract is currently the subject of any bid protest, (B) each of the Acquired Companies has complied with all terms and conditions of each Government Contract and the solicitation for such Government Contract, (C) all representations and certifications executed by any of the Acquired Companies pertaining to any Government Contract or bid therefor were complete and correct as of their effective date and each of the Acquired Companies has complied with all such representations and certifications, (D) none of the Acquired Companies has violated any applicable ethical requirement pertaining to any Government Contract or bid therefor, (E) none of the Acquired Companies has submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, quote, proposal, report, invoice, claim, request for equitable adjustment, or other information to a Governmental Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or bid therefor, (F) no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is pending or in effect or, to the Company’s knowledge, being threatened, in each case, pertaining to such Government Contract, (G) there are no disputes between any of the Acquired Companies and any Governmental Authority or between of the Acquired Companies and any prime contractor, subcontractor, vendor or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any Government Contract or bid therefor, (H) each of the Acquired Companies maintains all permits, licenses, certifications or clearances necessary for the performance of any Government Contract it holds or for which there is an outstanding bid, and there has not been any allegation or claim asserting noncompliance with or violation of any term or requirement of any such permits, licenses, certifications or clearances; and (I) all former Governmental Authority personnel employed or retained by the Acquired Companies comply with applicable Laws related to post-government employment;

(ii) (A) none of the Acquired Companies or any of their respective directors, officers, employees, consultants or agents is or has during the past five (5) years been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or subject to any audit or investigation by any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract or bid therefor, and (B) during the past five (5) years, none of the Acquired Companies has conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract or bid therefor;

(iii) none of the Acquired Companies is in receipt or possession of any competitor’s (as to any Government Contract or bid therefor) or Governmental Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized; and

(iv) (A) none of the Acquired Companies is subject to any active administrative agreement or settlement with any Governmental Authority pertaining to its eligibility for the award of Government Contracts, (B) none of the Acquired Companies has been debarred, suspended or similarly disqualified from participation in the award of Government Contracts with any other Governmental Authority, and (C) there are no facts or circumstances that would warrant the institution of suspension, debarment or other disqualification proceedings or the finding of nonresponsibility or ineligibility on the part of any of the Acquired Companies or any director, officer or employee thereof.

3.09 Intellectual Property.

(a) Schedule 3.09(a) sets forth all of the following owned or purported to be owned by any Acquired Company: (i) patents and patent applications; (ii) trademark registrations and applications and material unregistered trademarks; (iii) internet domain names; (iv) registered copyrights; and (v) Software (together with all other Intellectual Property owned or purported to be owned by any Acquired Company, the “Company Intellectual Property”). All of the Company

Intellectual Property set forth on Schedule 3.09(a) has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any Acquired Company, including failure to pay any required maintenance fees).

(b) Except as set forth on Schedule 3.09(b), (i) the Acquired Companies exclusively own all of the Company Intellectual Property, free and clear of all Liens except Permitted Liens; (ii) no Acquired Company and no former or current product, service or operation of the Business of any Acquired Company has in the last five (5) years infringed, misappropriated or otherwise violated, or is currently infringing on, misappropriating or otherwise violating, the Intellectual Property of any other Person; (iii) the Company Intellectual Property is valid and enforceable; (iv) to the Company’s knowledge, the Company Intellectual Property is not currently being infringed, misappropriated or otherwise violated by any Person and no such claim has been asserted against any Person in the last three (3) years; and (v) each Acquired Company owns or has the right to use pursuant to a valid and enforceable written Contract all Intellectual Property used in connection with or otherwise necessary for the operation of its Business.

(c) Except as set forth on Schedule 3.09(c), (i) none of the Acquired Companies is the subject of any pending legal proceeding that alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person or challenges the ownership, use, patentability, registration, validity or enforceability of any Company Intellectual Property, and (ii) in the last five (5) years, no Acquired Company has received any written notice of infringement, misappropriation or other violation from any Person with respect to any Intellectual Property (including any written notice that any Acquired Company requires a license to any Person’s Intellectual Property).

(d) Each Acquired Company takes steps reasonable under the circumstances to protect its trade secrets and other material confidential information, and any other confidential information of any Person to which any Acquired Company has a confidentiality obligation. No such trade secrets or confidential information have been disclosed by any Acquired Company to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person. No current or former founder, employee, contractor or consultant of any Acquired Company or any of their affiliates has any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. The Acquired Companies have obtained from all Persons who have created any Intellectual Property for any Acquired Company valid and enforceable written assignments of any such Intellectual Property to an Acquired Company. To the Company’s Knowledge, no Person is in violation of any such written confidentiality or assignment agreements.

(e) All Software listed on Schedule 3.09(b) (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the Acquired Companies or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Self-Help Code, Unauthorized Code, or similar programs, and (iii) has been maintained by the Acquired Companies in accordance with their contractual obligations to customers. The source code for such Software has been maintained strictly confidential and no Person other than an Acquired

Company possesses a copy, in any form (print, electronic or otherwise), of any such source. No Acquired Company has any obligation to afford any Person access to any such source code. The Acquired Companies are in possession of all other material relating to the Software used in their Businesses, including installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, their Businesses.

(f) No Publicly Available Software has been incorporated in, linked to, distributed with or otherwise used in connection with any Software listed on Schedule 3.09(b) or any product or service of any Acquired Company in any manner that may (i) require, or condition the use or distribution of any such Software, product or service on, the disclosure, licensing or distribution of any source code for any portion of such Software, product or service (other than the Publicly Available Software itself), or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of any Acquired Company to use, allow third parties to use, distribute or enforce any Company Intellectual Property.

(g) The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the Businesses of the Acquired Companies. The Acquired Companies have maintained in the Ordinary Course of Business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The IT Assets have not suffered any material failure within the past five (5) years.

(h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Acquired Company’s right to own or use any Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned by an Acquired Company and all other Intellectual Property used or held use by the Acquired Companies will be available for use by the Acquired Companies on terms and conditions identical to those under which the Acquired Companies owned or used such Intellectual Property immediately prior to the Closing, without payment of additional fees.

3.10 Data Privacy.

(a) During the past five (5) years, the Acquired Companies have not experienced any Security Breaches or material Security Incidents, and the Acquired Companies have not received any written notices or complaints from any Person regarding such a Security Breach or material Security Incident. The Acquired Companies have not received any written complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority) regarding the Acquired Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(b) The Acquired Companies are, and have at all times during the past five (5) years been, in compliance with all applicable Privacy and Security Requirements. The Company has delivered to Purchaser true, correct and complete copies of all Privacy Policies and Privacy Contracts. The Acquired Companies have a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of the Acquired Companies in connection with the use and/or operation of the Acquired Companies’ products, services and Business. The Acquired Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Acquired Companies are in compliance in all material respects with all such Privacy Policies.

(c) The Acquired Companies have implemented commercially reasonable physical, technical and administrative safeguards that are consistent with industry standards and are designed to protect Personal Information the Acquired Companies’ possession or control from unauthorized access by any Person, including the Acquired Companies’ employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. The Acquired Companies are in compliance with any data security standards or certifications required under applicable Privacy and Security Requirements. The Acquired Companies maintain commercially reasonable data back-up and/or contingency operations plans and have proven such plans effective through periodic testing. The Acquired Companies contractually require all third parties that have access to or receive Personal Information from the Acquired Companies to materially comply with all applicable Privacy and Security Requirements, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized Processing of the Personal Information.

(d) The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Acquired Companies’ rights to own or Process any Personal Information used in or necessary for the operation of the Business of the Acquired Companies.

3.11 Litigation. Except as set forth on Schedule 3.11, there is no (and, during the three (3) years preceding the date hereof, there has not been any) Proceeding pending or, to the Company’s knowledge, threatened against any Acquired Company, at law or in equity, before or by any Governmental Authority, and no Acquired Company is subject to any outstanding judgment, order, injunction or decree of any court or other Governmental Authority.

3.12 Governmental Consents. Except (a) the filing of the Certificate of Merger, and (b) as set forth on Schedule 3.12, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by any Acquired Company in connection with the execution, delivery or performance of this Agreement or the Related Documents by any Acquired Company or the consummation of the transactions contemplated hereby or thereby.

3.13 Employee Benefit Plans.

(a) Except as listed on Schedule 3.13(a) and other than any employment offer letters or employment agreements that are terminable by the employer without notice, severance or other penalty, with respect to current and former employees, independent contractors or directors of any Acquired Company, no Acquired Company and no Seller Party sponsors, maintains or contributes to (or is required to contribute to) any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any other bonus, stock option, other equity or equity-based, stock purchase, other equity-based profit sharing, savings, disability, incentive, commission, deferred compensation, retirement, severance, retention, change in control, health, welfare, pension, retirement, supplemental retirement, termination, salary continuation, paid time off, supplemental unemployment, vacation or holiday benefit plan, program, agreement or arrangement, or other benefit plan, program, agreement or arrangement (collectively referred to as the “Plans”).

(b) Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and nothing has occurred and no facts or circumstances exist that would reasonably be expected to adversely affect the qualification of such Plan. The Plans comply in form and in operation with their terms and with the requirements of the Code and ERISA. No non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan. All fiduciary obligations under the Plans have been satisfied.

(c) Each Acquired Company is in compliance with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the regulations thereunder, or any similar state statute, and there are no outstanding, uncorrected COBRA violations, with respect to any Plan, covered employees or qualified beneficiaries that would be reasonably likely to result in any material liability to any Acquired Company or the Purchaser. No Plan (other than life insurance arrangements) provides post-termination welfare benefits to any person for any reason except as required by COBRA, any similar state statute, or other applicable Law.

(d) Each of the Acquired Companies’ “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) has been maintained in operational and documentary compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will trigger, or entitle any current or former employee, officer, director, independent contractor, or consultant of any Acquired Company to any payments or benefits (including severance, unemployment compensation, change in control payments, or otherwise), acceleration of the time of payment or vesting of any benefit (including severance, unemployment compensation, change in control payments, or otherwise), increase in any benefits or any Tax or other liability payable by any Plan or by any Acquired Company. No amount paid or payable (whether in cash, in property, or in the form of benefits) by any Acquired Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) would reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code (in each case, determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code). No Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(f) With respect to the Plans, all material required contributions have been made or properly accrued. No Plan is subject to Title IV of ERISA, and no Acquired Company nor any ERISA Affiliate has sponsored or had an obligation to contribute to, or could reasonably be expected to have any liability with respect to, any plan subject to Title IV of ERISA or Code Section 412 within the five (5)-year period ending immediately prior to the date hereof. No Acquired Company contributes to, or has any obligation to contribute to, any multiemployer plan (within the meaning set forth in Section 3(37) of ERISA) and no Acquired Company nor any ERISA Affiliate has had an obligation to contribute to, or could reasonably be expected to have any liability with respect to, any multiemployer plan within the five (5)-year period ending immediately prior to the date hereof.

(g) Other than routine claims for benefits, there is no action, suit or proceeding pending or, to the Company’s knowledge, threatened in writing against any Acquired Company arising out of any Plan. No Plan is currently under audit or examination by any Governmental Authority.

(h) The Acquired Companies have made available to the Purchaser true and complete copies of, to the extent applicable, (i) each Plan and all amendments thereto (or a written summary of the material terms of any unwritten Plan), (ii) the most recent determination letter received from the Internal Revenue Service regarding each Plan, if any, (iii) the latest Form 5500 annual report for each Plan, (iv) the most recent summary plan description relating to the Plan and each summary of material modification regarding the terms and provisions thereof, (v) the most recent actuarial report, (vi) all material funding documents in respect of any Plan that is required to be funded and all material administrative arrangement documents, including, but not limited to, trust agreements, insurance Contracts, custodial agreements and investment manager agreements, and (vii) all pending applications for rulings, determinations, opinions and no action letters filed with any Governmental Authority and all material communications with such Governmental Authority regarding the Plan.

(i) Except as set forth on Schedule 3.13(i), the Acquired Companies do not have any liability for any promises to any employee regarding any wages, benefits, or other terms and conditions of employment that have not been disclosed to Purchaser.

3.14 Labor and Employment.

(a) Schedule 3.14(a) sets forth a true, correct and complete list of each of the employees, consultants and independent contractors of the Acquired Companies as of September 29, 2019, including their respective name, job title or function, job location, visa status, current salary or wage, current incentive pay and bonus targets, 2018 and 2019 incentive pay, 2018 bonuses and commissions actually paid, and current employment status (as to full time or part time, exempt or nonexempt under the Fair Labor Standards Act and temporary or permanent status).

(b) No Acquired Company is a party to any collective bargaining agreement, and, to the Company’s knowledge, no union organizing efforts are underway with respect to employees of any Acquired Company. Except as set forth on Schedule 3.14(b): (i) there are no unfair labor practice charges, unfair labor practice complaints, labor arbitrations or labor grievances pending, or, to the Company’s knowledge, threatened, against any Acquired Company; (ii) there is no strike, slowdown, work stoppage or lockout, or, to the Company’s knowledge, threat thereof, by or with respect to any employees of any Acquired Company; and (iii) there are no material charges, complaints, suits or proceedings pending or, to the Company’s knowledge, threatened against any Acquired Company alleging breach or violation of any labor or employment Law. There are no employment-related audits or investigations involving any Acquired Company.

(c) The Acquired Companies are in compliance with all applicable Laws regarding employment, employment practices and engagement of labor, including, without limitation, all applicable Laws relating to, hiring, discharge and/or terms and conditions of employment, discrimination in employment, compensation matters, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state or local laws), wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, work visas and/or employment authorization (including the Immigration Reform and Control Act).

(d) All independent contractors providing services to the Company or the Company’s Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and other applicable Law.

(e) Each of the Acquired Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and the Company’s Subsidiaries has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.

(f) In the past two (2) years, there has been no “mass layoff,” “employment loss,” or “plant closing,” as defined by the WARN Act, in respect of any Acquired Company, nor, as of the date of this Agreement, has any Acquired Company announced any such action or program for the future.

(g) The Acquired Companies have made available to the Purchaser current and complete copies of forms of the non-competition and non-solicitation Contracts entered into between any Acquired Company and any employee, consultant, independent contractor and temporary employee thereof. To the Company’s knowledge, no director, officer, employee, consultant or contractor of any Acquired Company is in material violation of any restrictive covenant relating to the right of any such Person to be employed by or render services to such Acquired Company or to use trade secrets or proprietary information of others. No Acquired Company has sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of any Acquired Company in the past three (3) years.

(h) Each Acquired Company has investigated or reviewed all sexual harassment or other harassment, discrimination, retaliation, or material policy violation allegations (that were made in writing, orally to an officer or through any applicable grievance procedure) of which they had knowledge in the past three (3) years. With respect to each such allegation with potential merit, each Acquired Company has taken corrective action that is reasonably calculated to prevent further improper action.

(i) To the Company’s knowledge, no employee of any Acquired Company intends to terminate his or her employment with any Acquired Company.

(j) Schedule 3.14(j) sets forth a true and compete list of all former employees of the Acquired Companies whose employment has been terminated within the ninety (90)-day period preceding the Closing Date.

3.15 Insurance.

(a) Schedule 3.15(a) lists and briefly describes each insurance policy maintained for or on behalf of any Acquired Company. The Acquired Companies’ insurance coverage for the Business is customary for businesses of similar size engaged in similar lines of business (subject to reasonable deductibles). True, complete and correct copies of each insurance policy maintained by any Acquired Company have been made available to Purchaser. All of the Acquired Companies’ insurance policies are in full force and effect, and no Acquired Company is in default with respect to its material obligations under any of such insurance policies.

(b) Except as set forth on Schedule 3.15(b), all premiums due prior to the date of this Agreement in respect of such insurance policies have been paid when due, the insurance coverage provided by such policies will not terminate or lapse by reason of any of the transactions contemplated by this Agreement, and no Acquired Company has received written notice of termination, cancellation or non-renewal of any such insurance policies or has, or during the past three (3) years had, any claim or Proceeding outstanding which has or could be reasonably expected to cause a material increase in the rates of such insurance policies. No insurer under such insurance policies has (a) advised any Acquired Company at any time during the past five (5) years that such insurer questions, denies or disputes (or otherwise reserves its rights with respect to) the coverage of any claim pending under any policy of insurance, or (b) has threatened to the Company to cancel any policy of insurance.

(c) Except as set forth on Schedule 3.15(c), the Acquired Companies do not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. No Acquired Company has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the three (3) years prior to the date of this Agreement, other than substitute or replacement insurance policies obtained on substantially similar terms.

3.16 Compliance with Laws; Permits.

(a) Each Acquired Company is and for the last three (3) years has been in compliance, in all material respects, with all applicable Laws. For the last three (3) years there has not been any, and no Acquired Company has received any written notice of, and no claims have been filed against any Acquired Company alleging, any material violation of any such Laws.

(b) Each Acquired Company holds, and is in material compliance with all terms and conditions of, all permits, licenses, franchises, registrations, certificates, accreditations, orders, authorizations, approvals and other similar rights from Governmental Authorities required for the conduct of the Business, and Schedule 3.16(b) sets forth a list of all of such items.

3.17 Environmental Matters. Except as set forth on Schedule 3.17:

(a) Each Acquired Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Environmental Requirements.

(b) Each Acquired Company has timely obtained, maintains in full force and effect, and possesses all permits, licenses and other authorizations required by Environmental Requirements to operate its facilities and Owned Real Property (collectively, the “Environmental Permits”) and is, and for the past five (5) years has been, in material compliance with such permits, licenses and other authorizations. The Environmental Permits are not subject to any action or other proceeding to revoke such Environmental Permits. Schedule 3.16(b) contains a true and complete listing of all such Environmental Permits.

(c) No Acquired Company has received any written notice, citation, claim, or other demand alleging any violation of or liability arising under Environmental Requirements or Environmental Permits, including with respect to any investigatory, remedial or corrective obligation, relating to any Acquired Company, its facilities, Owned Real Property or any real property formerly owned, leased or operated by any Acquired Company and arising under Environmental Requirements or Environmental Permits, the subject of which is unresolved or under which any of the Acquired Companies have any ongoing obligations.

(d) There are no suits, actions, complaints, information request or proceedings pending or, to the Company’s knowledge, threatened against any Acquired Company, pursuant to Environmental Requirements or Environmental Permits.

(e) No Acquired Company is subject to any judgment, order or decree of any Governmental Authority that is outstanding or under which any of the Acquired Companies have any ongoing obligations and was issued pursuant to Environmental Requirements or Environmental Permits.

(f) There have been no releases of Hazardous Substances at the Owned Real Property and no Acquired Company has released Hazardous Substances at any real property formerly owned, leased, used or operated by any Acquired Company or any Subsidiary.

(g) No Acquired Company has assumed or provided an indemnity with respect to any liability of any other Person arising under Environmental Requirements.

(h) Each Acquired Company has provided to Purchaser true and complete copies of any and all documents, correspondence, pleadings, reports (including, without limitation, Phase I environmental site assessment reports), assessments, analytical results, Environmental Permits, or other documents concerning Environmental Requirements, Hazardous Substances or other environmental subjects.

3.18 Affiliated Transactions.

(a) Except as set forth on Schedule 3.18(a), no Related Party of any Acquired Company or, to the Company’s knowledge, any individual in such officer’s or director’s immediate family is, or since January 1, 2018 has been, a party to any Contract or transaction with any Acquired Company or has, or since January 1, 2018 has had, any interest in any property, asset or right owned or used by any Acquired Company.

(b) Except as set forth on Schedule 3.18(b), since January 1, 2018, no Related Party has (a) borrowed money from or loaned money to any Acquired Company that has not been repaid or (b) made any contractual or other claim, express or implied, of any kind whatsoever against any Acquired Company that has not been satisfied.

3.19 Absence of Undisclosed Liabilities. The Acquired Companies have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Acquired Companies, whether due or to become due, and regardless of when or by whom asserted), and, to the Company’s knowledge, there is no reasonable basis for any Proceeding with respect to any liability, relating to any Acquired Company or the Business, except in either case for (a) liabilities and obligations under any Material Contract (but not liabilities for breaches or violations thereof), (b) liabilities and obligations reflected on or expressly reserved against in the Latest Balance Sheet, (c) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is material and none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of Law or an environmental liability), and (d) obligations and liabilities which do not exceed $10,000, individually, or $100,000 in the aggregate.

3.20 Accounts Receivable.

(a) The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business, and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal discounts and returns accrued in the Ordinary Course of Business, are not past due (except as set forth on Schedule 3.20(a)), and are payable on trade terms consistent with the Ordinary Course of Business of the Acquired Companies. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Acquired Companies has been determined in accordance with GAAP.

(b) Except as set forth on Schedule 3.20(b), no Person has any Lien on such accounts receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable.

3.21 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor any of its directors, officers, managers, employees, agents or third-party representatives, is or has in the last five (5) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the Business of any Acquired Company; or (iii) otherwise in violation of any applicable Sanctions or applicable Export Control Laws or U.S. antiboycott requirements (collectively, “Trade Controls”), in connection with the Business of the Acquired Companies.

(b) In the last five (5) years, in connection with or relating to the Business of the Company, neither the Company nor any of its directors, officers, managers, employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case of the immediately preceding clause (i) through clause (iv) of this Section 3.21(b) in violation of applicable Anti-Corruption Laws.

(c) Except as set forth on Schedule 3.21(c), none of the Acquired Companies has, in the last five (5) years, engaged or done business with any sales representatives, resellers, distributors, or other agents or representatives with respect to the sale, distribution or marketing of any of the Acquired Companies’ products or services.

3.22 Customers and Vendors. Schedule 3.22(a) lists the Acquired Companies’ top twenty (20) vendors for the twelve (12)-month period ended on the date of the Latest Balance Sheet, as measured by cost of materials and/or services purchased during such period. Schedule 3.22(b) lists the Acquired Companies’ top twenty (20) customers for the twelve (12)-month period ended on the date of the Latest Balance Sheet, as measured by revenues during such period. Since January 1, 2019, none of the Company’s vendors as listed on Schedule 3.22(a) has indicated in writing that it shall stop, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease or increase the rate of, supplying materials, products or services to the Acquired Companies, or that it has any quality issues with respect to the materials, products or services provided to the Acquired Companies, and none of the Acquired Companies’ customers as listed on Schedule 3.22(b) has indicated in writing that it shall stop, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease or increase the rate of, buying materials, products or services from the Acquired Companies, or, other than with respect to the Specified Warranty Claim, that it has any quality issues with respect to the materials, products or services provided by the Acquired Companies. No Acquired Company is involved in any material dispute with any of such customers or vendors. No Acquired Company has received any written notice from any supplier of any Acquired Company to the effect that, and to the Company’s knowledge there is no reason to believe that, any vendor’s products or services are defective in any material respect.

3.23 Products. Except as set forth on Schedule 3.23:

(a) each product sold or delivered and each service rendered by the Acquired Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Acquired Company has any material liabilities for replacement or repair thereof or other damages in connection therewith;

(b) no product sold or delivered or service rendered by any Acquired Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto; and

(c) prior to the date hereof, the Company has made available to Purchaser in the Project Logger online data room hosted by Intralinks (the “Dataroom”) copies of the standard terms and conditions of sale for products delivered and services rendered by the Acquired Companies (containing all applicable guaranty, warranty and indemnity provisions).

3.24 Products Liability; Product Recalls. There are no existing material liabilities arising from or, alleged to arise from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, assembled, sold, distributed, leased or delivered by any Acquired Company (any such product, a “Company Product”). There is no unresolved claim for breach of warranty against any Acquired Company or any of their customers of distributors related to any Company Product nor, to the Company’s knowledge, have there been any written threats thereof. There is no, nor has there ever been in the past three (3) years any, Proceeding by any Governmental Authority or any other Person (including customer, supplier or other vender) pending or, to the Company’s knowledge, threatened against the Company for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Acquired Companies’ products.

3.25 Inventory.

(a) The Inventory shown on the Latest Balance Sheet and on the books and records of the Acquired Companies, net of the reserves applicable thereto (as shown on the Latest Balance Sheet and on the books and records of the Acquired Companies, as the case may be), consists of a quantity and quality usable and saleable in the Ordinary Course of Business, is not slow-moving, obsolete or damaged (except as otherwise specifically reserved for on the Latest Balance Sheet), is merchantable and fit for its intended use and is not defective. The Inventory currently exists in quantities and in a product mix reasonable in the present circumstances for the operation of the Acquired Companies in the Ordinary Course of Business. During the past five (5) years, the Acquired Companies have not made any explicit consignment or guaranteed sales of Inventory which would allow a customer to return any unsold Inventory to the Acquired Companies or Purchaser following the Closing Date in any material amount or to receive a material credit or refund from any Acquired Company or Purchaser following the Closing Date for any unsold Inventory. All Inventory shown on the Latest Balance Sheet has a value at least equal to the value shown on the face of the Latest Balance Sheet.

(b) Except as set forth on Schedule 3.25(b), all items included in Inventory are the property of the Acquired Companies, free and clear of Liens, other than Permitted Liens, and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Authorities.

(c) Schedule 3.25(c) identifies all Inventory that is not reasonably anticipated to be used or sold by the Acquired Companies within the three (3) years following the Closing Date based on existing and anticipated purchase orders in the Ordinary Course of Business.

3.26 Brokerage. Except as set forth on Schedule 3.26, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Company.

3.27 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 3 (REPRESENTATIONS AND WARRANTIES OF THE COMPANY), NONE OF THE COMPANY, NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY, MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER OR MERGER SUB, EXPRESS OR IMPLIED. THE COMPANY ACNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE 5 (REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB), NONE OF PURCHASER, MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF PURCHASER OR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE COMPANY, EXPRESS OR IMPLIED.

ARTICLE 4

[RESERVED]

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof that:

5.01 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arizona, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or organizational action, as applicable, and no other proceedings on the part of the Purchaser or Merger Sub are necessary to authorize their execution, delivery or performance of this Agreement or the Related Documents.

(b) The execution, delivery and performance of this Agreement and the Related Documents by the Purchaser and Merger Sub, and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby do not conflict with, constitute a default under, result in a breach or violation of, or result in the creation of any Lien (other than Permitted Liens) upon (i) any assets of the Purchaser or Merger Sub, (ii) the provisions of the Purchaser’s or Merger Sub’s certificate of incorporation, certificate formation, bylaws or other similar governing documents, or (iii) any material Contract to which the Purchaser or Merger Sub is party, in each case, except as would not have a material adverse effect on the Purchaser or Merger Sub or the ability of the Purchaser or Merger Sub to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by the Purchaser and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Stockholder Representative, constitutes a valid and binding obligation of the Purchaser and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Governmental Consents. Except for the filing of the Certificate of Merger, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Purchaser or Merger Sub in connection with the execution, delivery or performance of this Agreement by the Purchaser or Merger Sub, or the consummation of the transactions contemplated hereby.

5.04 Litigation. There are no charges, complaints, suits or proceedings pending or, to the knowledge of the Purchaser or Merger Sub, threatened against the Purchaser or Merger Sub, at law or in equity, before or by any Governmental Authority which would adversely affect the Purchaser’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither the Purchaser nor Merger Sub is subject to any outstanding judgment, order or decree of any court or other Governmental Authority.

5.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or Merger Sub.

5.06 Financing. The Purchaser and Merger Sub have sufficient unrestricted cash on hand or borrowing availability under Purchaser’s existing credit facility to pay (A) the Base Consideration plus the Estimated Cash, the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital and any amounts which, by the terms of this Agreement, reduce the Base Consideration, including the Adjustment Escrow Amount, the Specified Warranty Claim Amount and the Representative Expense Amount, amounts owing related to outstanding Indebtedness, the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital and any unpaid Transaction Expenses, and (B) all of the out-of-pocket costs of the Purchaser and Merger Sub arising from the consummation of the transactions contemplated by this Agreement.

5.07 Solvency. Assuming the representations and warranties set forth in Article 3 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, each Acquired Company shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming the representations and warranties set forth in Article 3 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Acquired Companies, taken as a whole, shall have adequate capital to carry on their Business as presently conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Acquired Company.

5.08 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 5 (REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB), NONE OF PURCHASER, MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF PURCHASER OR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE COMPANY OR ANY STOCKHOLDER, EXPRESS OR IMPLIED. THE COMPANY AND EACH STOCKHOLDER ACNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 5 (REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB), NONE OF PURCHASER, MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF PURCHASER OR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE COMPANY OR ANY STOCKHOLDER, EXPRESS OR IMPLIED.

ARTICLE 6

[RESERVED]

ARTICLE 7

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Acquired Companies to, provide the Stockholder Representative and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance notice, to the books and records of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall require Purchaser or any Acquired Company to provide access to, or to disclose any information to, the Stockholder Representative or any of its representatives if such access or disclosure would (i) waive any legal privilege or (ii) be in violation of any applicable Law or the provisions of any agreement to which any Purchaser or any of its Affiliates (including the Acquired Companies) is a party.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit any Acquired Company to, amend, repeal or otherwise modify any provision in such Acquired Company’s certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (or equivalent governing document) relating to the exculpation or indemnification of any current or former managers, directors and/or officers of each Acquired Company (each such individual, a “D&O Indemnitee”) from the form of such provisions as of immediately prior to the filing of the Certificate of Merger (unless required by Law), it being the intent of the parties hereto that the D&O Indemnitees shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law.

(b) In addition to the other rights provided for in this Section 7.02, and not in limitation thereof, from and after the Closing, the Purchaser shall, to the fullest extent permitted by applicable Law, cause each Acquired Company to: (i) indemnify and hold harmless (and release from any liability to the Purchaser or any Acquired Company) each D&O Indemnitee against all D&O Expenses and all losses, liabilities, damages, expenses, claims, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such D&O Indemnitee is or was a manager, director or officer of any Acquired Company and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”); provided, however, that D&O Indemnifiable Claims shall not include any claim that is finally adjudicated in a manner that determines that such D&O Indemnitee is not entitled to such indemnification under applicable Law or any of the Acquired Companies’ certificates of incorporation, bylaws, certificates of formation or limited liability company agreements (or equivalent governing documents); and (ii) advance to each D&O Indemnitee all D&O Expenses incurred by such D&O Indemnitee (including in circumstances where the applicable Acquired Company has assumed the defense of such claim); provided, however, that the D&O Indemnitee to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnitee is not entitled to such indemnification under applicable Law or any of the Acquired Companies’ certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (or equivalent governing documents). Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For purposes of this Section 7.02(b), “D&O Expenses” means attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, liabilities, damages, expenses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) At the Closing, the Acquired Companies shall (for the avoidance of doubt, fifty percent (50%) of the cost of which shall be a Transaction Expense), obtain, maintain and fully pay for irrevocable “tail” insurance policies (the “D&O Policy”) naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Acquired Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing. The Purchaser shall not, and shall cause the Acquired Companies not to, cancel or change such insurance policies in any respect.

(d) In the event that the Purchaser, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, the Purchaser shall cause the successors and assigns of the Purchaser or such entity, as the case may be, to assume the obligations set forth in this Section 7.02.

(e) The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 7.02 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

7.03 Employee Matters. The Purchaser shall indemnify the Stockholders and each of their respective Affiliates and their respective officers, directors, partners, members, shareholders, managers, employees, agents, representatives, successors and permitted assigns from and against any loss, liability, damage or expense that may be incurred by them with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of any Acquired Company following the Closing, including but not limited to any loss, liability, damage or expense under the WARN Act or under any applicable Law with respect to any plant or office closing, layoff or relocation occurring after the Closing as a result of any action taken by the Purchaser or any Acquired Company following the Closing.

ARTICLE 8

[RESERVED]

ARTICLE 9

ADDITIONAL COVENANTS

9.01 Tax Matters.

(a) Books and Records; Cooperation. The Purchaser, on the one hand, and the Stockholder Representative, on the other hand, shall (i) provide the other party with such assistance as may be reasonably requested in connection with the preparation, review of, filing or execution of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Acquired Companies, and including by executing any powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Article 9, and (ii) retain and provide the other party with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Stockholder Representative and the Purchaser shall, and shall cause each Acquired Company to, retain all books and records with respect to Tax matters pertinent thereto relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (including any extensions thereof) for the respective taxable periods.

(b) Transfer Taxes. Each of the Purchaser and the Stockholder Representative will pay fifty percent (50%) of any stamp Tax, stock or other transfer Tax, or other similar Tax imposed on the Acquired Companies or the Stockholders as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Stockholder Representative agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(c) Intermediary Transaction Tax Shelter. The Purchaser shall not take any action with respect to any Acquired Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

9.02 Survival.

(a) Each of the representations and warranties of the parties hereto set forth in this Agreement will terminate effective immediately as of the Closing. Each covenant and agreement requiring performance at or after the Closing will, in each case, expressly survive the Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Effective Time, and nothing in this Section 9.02 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that the Purchaser and Merger Sub will also be liable for breach of any covenant or agreement requiring performance by the Surviving Company or any of its Subsidiaries after the Closing, and that nothing herein will limit or affect the Purchaser’s or Merger Sub’s liability for the failure to pay any portion of the Aggregate Merger Consideration or any other amounts payable by them (in whole or in part) as and when required by this Agreement).

(b) Each Acquired Company, Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Group, that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action any of them may have against any Seller Party relating to any breach of any representations and warranties contained in this Agreement or any certificate delivered hereunder, and the Merger (other than in the case of Actual Fraud), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.02, from and after the Closing, no action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, any member of the Purchaser Group (including, after the Effective Time, the Surviving Company and its Subsidiaries) against any of the Seller Parties, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties of the Company set forth or contained in this Agreement that are to be performed at or prior to the Closing (other than, and solely in the case of, Actual Fraud), the subject matter of this Agreement or any other document contemplated hereby, the transactions contemplated by this Agreement, including the Merger, the business, the ownership, operation, management, use or control of the business of any Acquired Company, any of their assets, or any actions or omissions at, or prior to, the Closing or the Effective Time. Furthermore, without limiting the generality of this Section 9.02, neither Purchaser nor Merger Sub will be entitled to rescind this Agreement by reason of any breach of this Agreement (other than by reason of a breach constituting Actual Fraud), and Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly waive any and all rights of rescission each may have in respect of any such matter. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall, or shall be construed to, prevent, restrict or in any way inhibit or affect a claim brought under the R&W Policy. The Purchaser covenants and agrees that the R&W Policy shall provide that, except in the case of Actual Fraud, the insurer of the R&W Policy waives, and agrees not to seek or enforce, any subrogation rights it may have against the Company, the Stockholders or their respective Affiliates as a result of this Agreement.

(c) Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Group, that the agreements contained in this Section 9.02 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of this Section 9.02, and (ii) are an integral part of the transactions contemplated by this Agreement, including the Merger, and that, without the agreements set forth in this Section 9.02, the Company would not enter into this Agreement or recommend approval of this Agreement to the Stockholders.

9.03 Acknowledgment.

(a) Each of the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it is relying on the representations and warranties set forth in Article 3 of this Agreement, the Disclosure Schedules and any certificate, document or agreement delivered pursuant to Section 1.13 of this Agreement and has not relied on, is not relying on, and will not rely on, any of the Acquired Companies, any Stockholder, the confidential information presentation and management presentation prepared by Houlihan Lokey Capital, Inc. (collectively, the “Information Presentation”), the Dataroom, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other member of the Company Group, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties of the Company expressly and specifically set forth in Article 3, in each case, as qualified by the Disclosure Schedules and the terms and conditions (including limitations and exclusions) of this Agreement. Each of the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that: (i) the representations and warranties of the Company expressly and specifically set forth in Article 3, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement, are the sole and exclusive representations, warranties, and statements of any kind made to the Purchaser and Merger Sub by the Company and on which the Purchaser and Merger Sub may rely in connection with the transactions contemplated by this Agreement; (ii) the representations and warranties of any Stockholder expressly and specifically set forth in such Stockholder’s Letter of Transmittal are the sole and exclusive representations, warranties and statements of any kind made to the Purchaser and Merger Sub by any Stockholder and on which the Purchaser and Merger Sub may rely in connection with the transactions contemplated by this Agreement; and (iii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than information required to be disclosed by the representations and warranties expressly and specifically set forth in Article 3, in each case, as qualified by the Disclosure Schedules and the terms and conditions of (including the limitations and exclusions in) this Agreement), including in the Information Presentation, the Dataroom, the Projections, meetings, calls or correspondence with management of the Acquired Companies or any of the Company Parties, and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of any of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies’ assets), are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Company Parties. Each of the Purchaser and Merger Sub, on its own behalf and on behalf of the Purchaser Group, knowingly, willingly, irrevocably and expressly: (x) disclaims reliance on the items in clause (iii) in the immediately preceding sentence, and (y) acknowledges and agrees that it has relied on, is only relying on and will only rely on, the items in clauses (i) and (ii) in the immediately preceding sentence. Without limiting the generality of the foregoing, each of the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person, has made, is making or is authorized to make, and each of the Purchaser and Merger Sub, on its own behalf and on behalf of the Purchaser Group, hereby knowingly, willingly and irrevocably waives, any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Acquired Companies’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in Article 3, in each case, as qualified by the Disclosure Schedules and the terms and conditions of, including the limitations and exclusions in, this Agreement.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser and Merger Sub of the Acquired Companies, the Purchaser and Merger Sub and their Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Each of the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf, and on behalf of the Purchaser Group, that, except in the case of Actual Fraud to the extent set forth in the representations and warranties set forth in Article 3 and the Disclosures Schedules, (i) such Projections are being provided solely for the convenience of the Purchaser and Merger Sub to facilitate their own independent investigation of the Acquired Companies, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Purchaser and Merger Sub are familiar with such uncertainties, and (iv) the Purchaser and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) Each of the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that they will not assert, institute or maintain, and will cause each of the Purchaser and Merger Sub not to assert, institute or maintain, any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 9.03, including any such action, suit, claim, investigation, or proceeding with respect to the distribution to the Purchaser, Merger Sub or any member of the Purchaser Group, or the Purchaser’s, Merger Sub’s or any member of the Purchaser Group’s use, of the Information Presentation, the Dataroom, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information, except in the case of Actual Fraud to the extent any information contained therein was set forth or referenced in the Disclosure Schedules.

(d) Each of the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the agreements contained in this Section 9.03 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years pursuant to the provisions of Section 9.02, and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 9.03, the Company would not have entered into this Agreement or recommended approval of this Agreement to the Stockholders.

9.04 Confidentiality. The parties hereto hereby acknowledge and agree that, effective as of the Closing, the confidentiality agreement, dated July 1, 2019, by and between the Company and Purchaser (the “Confidentiality Agreement”), shall terminate and have no further force and effect.

9.05 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.06 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Honigman LLP (“Honigman”) may serve as counsel to each and any member of the Company Group in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Honigman (or any successor law firm) may serve as counsel to any Stockholder or any director, member, partner, officer, employee or Affiliate of any Stockholder, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. The Purchaser further agrees, on its own behalf and on behalf of its Affiliates, including (following the Closing) the Company Group, that in the event Stockholder Representative assumes the defense of a third-party claim brought against a member of the Company Group in accordance with this Agreement, notwithstanding that Honigman may be representing a member of the Company Group in connection with such third-party claim, the Purchaser waives any claim of conflict of interest with respect to Honigman’s representation of the Seller Group in connection with any dispute between the Purchaser and the Seller Group, including in connection with disputes under this Agreement, other than any dispute related to the specific third party claim itself. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between any Acquired Company and the Stockholders or any other member of the Company Group, on the one hand, and their external legal counsel, including but not limited to Honigman, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Acquired Companies and the Company Group and such counsel (collectively, the “Privileged Communications”). Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Acquired Companies and a third party other than a party to this Agreement or any Stockholder, the Acquired Companies may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by Honigman to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of the Stockholders Representative.

9.07 Press Releases and Communications. The parties hereto will, and will cause each of their Affiliates to, and will direct each of their respective representatives to, maintain the confidentiality of this Agreement and will not issue, or cause the publication of, any public release or announcement concerning the transactions contemplated by this Agreement without the prior written consent of both the Purchaser and the Stockholder Representative (such consent shall not be unreasonably withheld, conditioned or delayed); provided, that no party hereto shall be required to consent to any public release or announcement that contains the financial terms of the transactions contemplated hereby or any financial information of the other party). Notwithstanding the foregoing, (a) the foregoing shall not restrict or prohibit any of the parties hereto from making any release or announcement required by applicable Law or the rules or regulations of any securities exchange (in which case, the party hereto required to make the release or announcement shall allow the other party hereto reasonably prompt notice thereof so that the other party may review and recommend comment with respect to such release or announcement in advance of such issuance), and (b) any party or any party’s Affiliates who is an investment fund may disclose the terms of the transactions contemplated hereby and this Agreement to its Affiliates and any current or potential investor in such party’s fund(s) in connection with fundraising, marketing, informational or reporting activities or otherwise in the ordinary course of such party’s business so long as such Affiliates, investors and funds are bound by obligations or otherwise instructed to keep such information confidential. Each party hereto shall be responsible for any breach of this Section 9.07 by one or more of its Affiliates and current or potential investors.

9.08 Dataroom Delivery. Within five (5) days following the Closing Date, the Stockholder Representative (or a designee thereof) shall deliver to the Purchaser a CD containing true, correct and complete copies of such documents or agreements (together with all amendments, waivers or other changes thereto), and an index of such documents and agreements, which were posted to the Dataroom as of 11:59 p.m. Central time on the second Business Day prior to the date of this Agreement.

ARTICLE 10

SPECIFIED WARRANTY CLAIM INDEMNIFICATION

10.01 Specified Warranty Claim Indemnification.

(a) Indemnification of the Purchaser by the Stockholders. The Stockholders shall, subject to the terms, conditions and express limitations provided in this Article 10, jointly and severally indemnify the Purchaser and its Affiliates, members, equity holders, officers, directors, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Parties”) and save and hold each of them harmless against, and pay on behalf of or reimburse such Purchaser Parties as and when incurred, any loss, liability, demand, claim, action, cause of action, cost, damage (including punitive damages, but solely to the extent payable to a third party), deficiency, penalty, fine or expense, whether or not arising out of third-party claims (including but not limited to interest, penalties, reasonable and documented attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”) which any such Purchaser Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to any product warranty matters described on Schedule 10.01(a) (each, a “Specified Warranty Claim”).

(b) Limitations on Indemnification.

(i) The first $500,000 of Losses pursuant to Section 10.01(a) shall be paid from the Specified Warranty Claim Account; the next $500,000 of Losses pursuant to Section 10.01(a) shall be shared equally between and paid equally by the Purchaser Parties, on the one hand, and (solely through payments from the Specified Warranty Claim Account) the Stockholders, on the other hand; and the next $750,000 of Losses pursuant to Section 10.01(a) shall be paid from the Specified Warranty Claim Account. By means of example and illustration, assuming that the Stockholders indemnify the Purchaser Parties for $500,000 of Losses from the Specified Warranty Claim Account, and a claim for $600,000 is subsequently submitted in accordance with the terms of this Article 10, then the Purchaser Parties would be entitled to receive $350,000 of Losses from the Specified Warranty Claim Account in respect of such subsequent $600,000 claim (i.e., fifty percent (50%) multiplied by the first $500,000 of the total $600,000 of Losses arising from such subsequent $600,000 claim (or $250,000), plus the remaining $100,000 portion of the total $600,000 of Losses (since that remaining $100,000 portion is in excess of $1,000,000 in total Losses pursuant to Section 10.01(a)).

(ii) The Stockholders shall not be required to indemnify any Purchaser Party pursuant to, and shall not have any further liability under, Section 10.01(a) once the aggregate amount of all payments made by or on behalf of the Stockholders in respect of the indemnification obligations under Section 10.01(a) reaches $1,500,000 (the “Cap”); provided that this Section 10.01(b)(ii) shall not apply to any Losses based on Actual Fraud.

(iii) The sole and exclusive source of payment for a claim by any Purchaser Party under Section 10.01(a) shall be limited to, and in no event shall the Stockholders’ aggregate liability under Section 10.01(a) exceed, the amount remaining in the Specified Warranty Claim Account from time to time, and no Purchaser Party shall seek recourse against any other assets of any Stockholder for any such claim; provided that this Section 10.01(b)(iii) shall not apply to any Losses based on Actual Fraud.

(iv) The indemnification obligations of the Stockholders set forth in this Article 10 shall survive the Closing and shall terminate at 11:59 p.m. Central time on the fourth (4th) anniversary of the Closing Date (the “Indemnity Survival Period”); provided that any indemnification obligation that would otherwise terminate in accordance with the foregoing shall survive and continue in full force and effect if a written notice shall have been timely given under this Article 10 prior to the expiration of the Indemnity Survival Period, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 10.

(v) The Purchaser shall cause each Purchaser Party to use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that may be indemnifiable hereunder.

(vi) The Purchaser Parties shall not be entitled under this Agreement to recover from any unaffiliated third party (including the Stockholders) for the same Losses more than once.

(c) Indemnification Procedure. If the Purchaser makes a claim, on behalf of itself or any Purchaser Party, for indemnification under this Article 10 (the “Indemnitee”), it shall notify the Stockholder Representative (the “Indemnitor”) of the claim in writing promptly after receiving written notice of any Proceeding against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, which notice shall describe the claim, the amount thereof (if known and quantifiable) and the basis thereof. With respect to any third-party claim, the Indemnitee shall be entitled to assume control of the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification; provided that:

(i) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitor;

(ii) the Indemnitor shall be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitor if upon petition by the Indemnitor, the appropriate court rules that the Indemnitee failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Indemnitee shall control the defense of any such claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim.

(d) Notice and Access. The Indemnitee shall allow the Indemnitor and its financial, accounting and/or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim. The Indemnitee shall, disclose within a reasonable time (not to exceed three (3) Business Days) to the Indemnitor all relevant materials of which the Indemnitor reasonably requests which relate to the claim and shall, and shall cause the Indemnitee’s Affiliates and respective representatives who have knowledge relating to the relevant facts, matters or circumstances relevant to the Specified Warranty Claims to, provide such information and assistance as the Indemnitor or its financial, accounting and/or legal advisers shall reasonably request, including (i) access (upon reasonable advance notice and during normal business hours) to personnel and employees (provided that such Persons have knowledge relating to the relevant facts, matters or circumstances relevant to the Specified Warranty Claims), and (ii) the right to examine and copy or photograph, in each case upon reasonable advance notice and during normal business hours, any material assets, accounts, correspondence, documents and records relevant to the Specified Warranty Claims. The Indemnitee shall keep the Indemnitor advised of the status of any claim pursuant to which indemnification is being sought pursuant to this Article 10 and the defense thereof and shall consider in good faith recommendations made by the Indemnitor with respect thereto. The Indemnitee shall furnish the Indemnitor with such information as it may have with respect to any such claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim (including any product warranty claim and other material correspondence exchanged related to each Specified Warranty Claim), demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Indemnitor in monitoring the status and defense of such claim.

10.02 Manner of Payment. Any indemnification payment pursuant to this Article 10 shall be deemed an adjustment to the Aggregate Merger Consideration, including for Tax purposes, unless otherwise required by applicable Law.

10.03 Subrogation. If (a) the Stockholder Representative or any Stockholder authorizes or makes any indemnification payment hereunder, and (b) any Purchaser Party has or may have a claim against a third party (including, without limitation, any insurer) in respect of the related Losses, the Stockholders shall be subrogated to the rights and claims of such Purchaser Party against such third party, except in the event of Actual Fraud. The Stockholder Representative nor any of the Stockholders shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment(s) previously paid by or on behalf of any Stockholder with respect to such Losses. The Purchaser will, and will cause the other Purchaser Parties to, execute and deliver to the Stockholder Representative such documents and take such other actions as may reasonably be requested by the Stockholder Representative in order to give effect to this Section 10.03.

10.04 Release of Funds in Specified Warranty Claim Account. Each of the Purchaser and the Stockholder Representative agrees that:

(a) no later than 2:00 p.m. Central time on the date that is the first (1st) Business Day following the third (3rd) anniversary of the Closing Date, they shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release (in accordance with the terms of the Escrow Agreement) to the Stockholder Representative (for the benefit of the

Stockholders and transaction bonus recipients in accordance with the allocations set forth on Schedule 10.04) an amount (provided, that such amount is greater than $0.00) equal to (i) $750,000, minus (ii) the amount of funds previously released (if any) from the Specified Warranty Claim Account as of such time, minus (iii) the aggregate amount of all Unresolved Indemnification Claims (as defined in the Escrow Agreement) as of such time (if any);

(b) no later than 2:00 p.m. Central time on the date that is the first (1st) Business Day following the fourth (4th) anniversary of the Closing Date they shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release (in accordance with the terms of the Escrow Agreement) to the Stockholder Representative (for the benefit of the Stockholders and transaction bonus recipients in accordance with the allocations set forth on Schedule 10.04) an amount (provided, that such amount is greater than $0.00) equal to (i) the remaining funds held in the Specified Warranty Claim Account as of such time, minus (ii) the aggregate amount of all Unresolved Indemnification Claims (as defined in the Escrow Agreement) as of such time (if any); and

(c) any funds retained in respect of any Unresolved Indemnification Claims (as defined in the Escrow Agreement) shall continue to be held until released in accordance with the terms of the Escrow Agreement.

ARTICLE 11

STOCKHOLDER REPRESENTATIVE

11.01 Authorization of the Stockholder Representative; Inability to Perform.

(a) Each Stockholder, by executing a Letter of Transmittal, makes, constitutes and appoints the Stockholder Representative such Person’s true, lawful and exclusive attorney-in-fact for and in such Person’s name, place and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Stockholder Representative provided for in this Section 11.01. The grant of authority provided for in this Section 11.01 is coupled with an interest and is being granted, in part, as an inducement to the parties hereto to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and shall be binding on any successor thereto.

(b) Each Stockholder, by executing a Letter of Transmittal, shall be deemed to have agreed to appoint the Stockholder Representative as its agent and attorney-in-fact for and on behalf of the Stockholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the Related Documents, and in connection with the activities to be performed on behalf of the Stockholders under this Agreement and the Related Documents, for the purposes and with the powers and authority hereinafter set forth in this Article 11, which shall include the full and exclusive power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the Related Documents;

(ii) to pay expenses of the Stockholders incurred in connection with the negotiation and performance of this Agreement and the Related Documents (whether incurred before, on or after the date of this Agreement);

(iii) to receive any amounts due to the Stockholders under this Agreement or under the Related Documents, and to disburse any such funds to the Stockholders;

(iv) to retain the Representative Expense Amount until it is liquidated in accordance with Section 11.02(b), and to use the funds constituting the Representative Expense Amount to satisfy the expenses of the Stockholder Representative in performing its duties hereunder and under the Related Documents and to satisfy expenses and obligations of the Stockholders;

(v) as the agent of the Stockholders, to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and the Related Documents and, in connection therewith, to: (A) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Stockholders under this Agreement as the Stockholder Representative, in its reasonable discretion, deems to be in the best interest of the Stockholders; (B) assert or institute any proceeding; (C) investigate, defend, contest or litigate any proceeding initiated by the Purchaser or Merger Sub (or any of their Affiliates, and their respective officers, directors, employees or agents following the Closing), or any other Person, against the Stockholder Representative, and receive process on behalf of any or all of the Stockholders in any such proceeding and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Stockholders with respect to any such proceeding; (D) file any proofs, debts, claims and petitions as the Stockholder Representative may deem advisable or necessary; (E) settle or compromise any claims asserted under this Agreement or under the Related Documents; (F) assume, on behalf of all of the Stockholders, the defense of any claim that is the basis of any claim asserted under this Agreement or under the Related Documents; (G) finally determine the Final Cash, the Final Indebtedness and the Final Net Working Capital pursuant to Section 1.12 on behalf of the Stockholders; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims or proceedings, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;

(vi) to enforce payment of any other amounts payable to the Stockholders, in each case on behalf of the Stockholders, in the name of the Stockholder Representative;

(vii) to waive or refrain from enforcing any right of the Stockholders or any of them and/or of the Stockholder Representative arising out of or under or in any manner relating to this Agreement or any Related Documents; and

(viii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, elections, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Stockholder Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 11.01(b)(i) through Section 11.01(b)(vii) above and the transactions contemplated by this Agreement and the Related Documents.

(c) All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d) In the event the Stockholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders (acting by the vote of a majority of the Percentage Interests of all Stockholders) shall select another representative to fill the vacancy of the Stockholder Representative, and such substituted representative shall be deemed to be a Stockholder Representative for all purposes under this Agreement and the Related Documents.

(e) The Purchaser and the Acquired Companies shall be entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing as the communications of the Stockholders. Neither the Purchaser nor any of the Acquired Companies shall be held liable or accountable in any manner for any act or omission of the Stockholder Representative in such capacity.

(f) The Purchaser and the Acquired Companies shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Levine Leichtman Capital Partners Private Capital Solutions, L.P., purporting to act as the Stockholder Representative under or pursuant to this Agreement or the Related Documents or in connection with any of the transactions contemplated by this Agreement has been unconditionally authorized by the Stockholders to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no Stockholder shall institute any claim, lawsuit, arbitration or other proceeding against the Purchaser, the Acquired Companies or any of their respective Affiliates alleging that Levine Leichtman Capital Partners Private Capital Solutions, L.P. did not have the authority to act as the Stockholder Representative on behalf of the Stockholders in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Stockholders herein to Levine Leichtman Capital Partners Private Capital Solutions, L.P. to serve as the Stockholder Representative shall be effective as against the Purchaser until the Purchaser has received a document signed by all of the Stockholders effecting said modification or revocation. The Purchaser and the Acquired Companies and their respective Affiliates are hereby relieved from any liability to any Person for any acts done by the Stockholder Representative and any acts done by the Purchaser and the Acquired Companies in accordance with any decision, act, consent or instruction of the Stockholder Representative.

11.02 Representative Expense Amount; Post-Closing Disbursements to Stockholders.

(a) The Representative Expense Amount shall be held by the Stockholder Representative in the Representative Expense Account for the benefit of the Stockholders for reimbursements payable to the Stockholder Representative under this Article 11, or, as provided below, the payment of fees, commissions or other compensation to the Stockholder Representative; provided, that such reimbursements payable to the Stockholder Representative are pursuant to fees, commissions or other compensation borne by all of the Stockholders and are not the fees, commissions or other compensation of any particular Stockholder in his, her or its individual capacity.

(b) Following the date on which the Stockholder Representative has determined (in its sole discretion) that it is appropriate to release such funds, the Stockholder Representative shall pay the then-remaining amount of the Representative Expense Amount, if any, to the Stockholders in accordance with their respective Percentage Interests.

11.03 Compensation; Exculpation.

(a) Upon the written approval of the Stockholders having a majority of the Percentage Interests of all of the Stockholders, the Stockholder Representative may be paid a fee, commission or other compensation for the performance of services hereunder on such terms and conditions as may be agreed by the Stockholder Representative and such Stockholders.

(b) The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder. The Stockholder Representative shall not be liable to the Stockholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Stockholder to whom payment was due, but not made, shall be to recover from other Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any of its agents, employees or other representatives shall incur any liability to any Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties hereunder, except for actions or omissions constituting actual fraud. In dealing with this Agreement and any Related Documents, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Stockholder unless such actions or omissions constitute actual fraud. Except as set forth in the previous sentence, notwithstanding anything to the contrary contained in this Agreement, the Stockholder Representative, in its role as the Stockholder Representative, shall have no liability whatsoever to the Purchaser, any Acquired Company or any other Person.

(c) Any action taken by the Stockholder Representative on behalf of any Stockholder pursuant to Section 11.01 (an “Authorized Action”) shall be binding on such Stockholder as fully as if such Stockholder had taken such Authorized Action. The Purchaser agrees that the Stockholder Representative, acting as the Stockholder Representative, shall have no liability to the Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted actual fraud. Each Stockholder shall severally indemnify and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the Stockholder Representative in acting as the Stockholder Representative hereunder, including in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact that it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

(d) All of the immunities and powers granted to the Stockholder Representative under this Agreement shall survive until the distribution of the Representative Expense Amount pursuant to Section 11.02.

(e) The adoption and execution of this Agreement shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated by this Agreement and to the provisions hereof binding upon the Stockholders, including this Section 11.03.

ARTICLE 12

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means GAAP.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Actual Fraud” means that (i) a representation and warranty made by the Company in Article 3 was false when made, (ii) to the Company’s knowledge, the representation and warranty was false when made, (iii) the Company had the intent to induce the Purchaser to act or refrain from acting, and (iv) the Purchaser and Merger Sub acted in justifiable reliance on such false representation and warranty.

“Affiliate” of any particular Person means any other Person, directly or indirectly, through one or more intermediaries, is controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, Contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).

“Aggregate Merger Consideration” means the amount of (i) the Estimated Closing Merger Consideration, plus (ii) any amounts payable to the Stockholders after the Closing pursuant to Section 1.12, Section 9.01 and/or Section 11.02(b).

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UK Bribery Act 2010 or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Business” means the Acquired Companies’ business of designing, developing, marketing and selling ammunition handling systems for air, sea and ground military platforms.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Calculation Time” means 12:01 a.m. Central time on the Closing Date.

“Cash” means, as of any date of determination, with respect to any Acquired Company, all cash, cash equivalents and marketable securities held by such Acquired Company, determined in accordance with the Closing Accounting Principles. For the avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts, and (ii) include checks and drafts deposited for the account of such Acquired Company but not yet reflected as available proceeds in such Acquired Company’s bank account.

“Closing Accounting Principles” means (a) the Accounting Principles and (b) using consistent principles and methodologies as those used in the 2018 Financial Statements. For the avoidance of doubt, paragraph (b) shall take precedence over paragraphs (a) and the Closing Accounting Principles shall ignore the effects of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and ignore the effects of ASC Topic 842, Leases.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable.

“Common Stock” means, collectively, all of the issued and outstanding shares of capital stock of the Company, including common stock, par value $0.01 per share.

“Company Group” means the Company, the Stockholders (or any of their equityholders), or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, shareholders, managers, partners or agents).

“Contract” means all of the Company’s contracts, leases, licenses, supply, co-packer, customer and distribution agreements, sales and purchase agreements and orders, confidentiality agreements, insurance policies and contracts and other agreements (including dealership, service, maintenance, transportation, storage, vendor and customer agreements) and business arrangements, in each case whether oral or written.

“Current Assets” means the aggregate amount of all current assets of the Acquired Companies in the accounts identified as “Current Assets” on Exhibit D (Net Working Capital Example Calculation), as determined on a consolidated basis in accordance with and calculated pursuant to the Closing Accounting Principles, except that Current Assets will not include any Cash, any capitalized Madison Capital debt issuance costs or any income Tax assets (whether current or deferred) of the Acquired Companies.

“Current Liabilities” means the aggregate amount of all current liabilities of the Acquired Companies in the accounts identified as “Current Liabilities” on Exhibit D (Net Working Capital Example Calculation), as determined on a consolidated basis in accordance with and calculated pursuant to the Closing Accounting Principles, except that Current Liabilities will not include any Indebtedness, Transaction Expenses, capitalized Madison Capital debt issuance costs, or income Tax liabilities (whether current or deferred) of the Acquired Companies.

“Debt Financing Source” means each entity (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide debt financing in connection with the transactions contemplated hereby, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns; provided that “Debt Financing Source” shall not include the Purchaser or Merger Sub.

“DGCL” means the Delaware General Corporation Law, as amended.

“Environmental Requirements” means all Laws, all judicial and administrative orders and determinations, and all contractual obligations concerning human health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA Affiliate” means each of the Acquired Companies and any trade or business (whether or not incorporated) that is part of the same controlled group as, under common control with, or part of an affiliated service group that includes any Acquired Company, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations.

“Flow Thru Entity” means (i) any entity, plan or arrangement that is treated as a partnership for federal income Tax purposes, (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“GAAP” means United States generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation (EU) 2016/679 and all regulations promulgated by individual European Union member states implementing GDPR.

“Government Contract” means any Contract between any of the Acquired Companies, on the one hand, and any Governmental Authority, on the other hand, and any Contract between any of the Acquired Companies, on the one hand, and any prime contractor or subcontractor pursuant to a Contract with any Governmental Authority, on the other hand.

“Governmental Authority” means any (i) government; (ii) governmental or quasigovernmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case of the foregoing clauses (i)-(iii), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Hazardous Substance” means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Requirements, (ii) petroleum, including oil or any fraction or derivative thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, (iv) poly-and-per-fluorinated chemicals, bisphenol A, phthalates, polychlorinated biphenyls, toxic mold, or radiation, and/or (v) regulated pursuant to any Environmental Requirements.

“Indebtedness” means, as of any particular time, the unpaid principal amount of, and accrued interest on, (i) all obligations for borrowed money or in respect of loans or advances of the Acquired Companies, (ii) any obligations of the Acquired Companies evidenced by any note, bond, debenture or other debt security (including any seller notes, deferred purchase price obligations, non-competition payments or earnout obligations issued or entered into in connection with any acquisition), (iii) any indebtedness for the deferred purchase price of property or services with respect to which any Acquired Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) any indebtedness guaranteed in any manner by any Acquired Company, (v) all amounts due to or in respect of current or former employees of the Acquired Companies (excluding payroll and accrued vacation, which shall be included in Net Working Capital) for unpaid severance payments or other similar obligations related to the termination of any current or former employees of the Acquired Companies that are due and owing on or prior to the Closing Date (including, in each case, the employer portion of any related payroll and other employment Taxes), (vi) all capitalized lease obligations of any Acquired Company, (vii) all unpaid income Taxes of any Acquired Company for any Pre-Closing Tax Period, (viii) all interest rate protection agreements of the Acquired Companies (valued on a market quotation basis), (ix) all guaranties of the Acquired Companies in connection with any of the foregoing, (x) all deferred compensation obligations of the Acquired Companies; provided, however, that for the avoidance of doubt, the amounts contained in the Acquired Companies’ Accrued Quarterly Bonuses, Accrued Bonus, and Commissions Payable accounts shall not be considered deferred compensation or Indebtedness under any circumstances (which shall be included in Net Working Capital), (xi) all overpayments by customers of the Acquired Companies, (xii) all deferred revenue of the Acquired Companies;

provided, however, that for the avoidance of doubt, the amounts contained in the Acquired Companies’ Customer Down Payments account (1110-10-000-000) shall not be considered deferred revenue or Indebtedness under any circumstances (which shall be included in Net Working Capital), and (xiii) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, utility models, applications for any of the foregoing and patent disclosures; (ii) trademarks, service marks, certification marks, trade dress, trade names, corporate names, logos and slogans and other indicia of origin and Internet domain names and social media accounts, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, mask work rights and database rights and all moral rights associated with any of the foregoing; (iv) registrations and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions; (v) trade secrets, confidential information, know-how and inventions (whether or not patentable), including ideas, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals; (vi) Software; and (vii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Inventory” means the Acquired Companies’ inventory, including all raw materials and supplies, packaging materials, manufactured or purchased products or parts, work in process, finished products and goods, products and goods in transit and returned products and goods.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Businesses of the Acquired Companies.

“Law” means any United States, foreign, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, determination, decree or policy or guideline having the force of law.

“Liens” means any security interest, pledge, license, mortgage, deed of trust, option, warrant, purchase right, right of first refusal, right of first offer, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, lien, encumbrance or other similar arrangement or interest in real or personal property.

“Material Adverse Effect” means, with respect to the Acquired Companies, taken as a whole, any change, occurrence, event, effect or development that has had or would reasonably be expected to have a material adverse effect on the Business (including taking into account the customer, supplier or employee relationships), condition (financial or otherwise), assets, properties or results of operations of the Acquired Companies, taken as a whole, or on the ability of any party hereto to consummate timely the Transactions, regardless of the duration or persistence of such effects or changes, and regardless of whether or not such adverse effect or change can be cured or whether Purchaser has knowledge of such effect or change on the date hereof; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, occurrence, event or development attributable to (i) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, landlords, distributors, partners or employees, or on revenue, profitability and cash flows; (ii) conditions affecting any industry in which the Acquired Companies participate, the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the Acquired Companies operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) the taking of any action, or failing to take any action, at the request of the Purchaser; (v) any change in applicable Laws or the interpretation thereof; (vi) actions required to be taken under applicable Laws; (vii) any change in GAAP; (viii) any change in the cost or availability or other terms of any financing to be obtained by the Purchaser; (ix) any failure by the Acquired Companies, taken as a whole, to meet financial forecasts, projections or estimates (but not the reasons underlying such failure unless such reasons are covered by one of the other clauses of this definition); or (x) national or international political or social conditions, including without limitation, the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; in each case of clauses (ii), (v) or (vi), which does not disproportionately impact the Acquired Companies when compared with other businesses operating in the same industry.

“Net Working Capital” means, as of a particular date, Current Assets minus Current Liabilities, in each case calculated in accordance with the Closing Accounting Principles. An example calculation of Net Working Capital is attached as Exhibit D hereto and the parties hereto agree that only the line items set forth on Exhibit D may be used in any calculation of Net Working Capital pursuant to this Agreement.

“Option” means an issued and outstanding option to purchase equity interests in the Company granted pursuant to the Company’s 2014 Stock Option Plan.

“Optionholder” means a holder of an Option.

“Ordinary Course of Business” means the usual and ordinary course of business of the Acquired Companies in accordance with past custom and practice (including with respect to quantity, timing, duration and frequency).

“Payment Schedule” means the schedule attached hereto as Exhibit E containing (i) the number of shares of Common Stock held by each Stockholder, (ii) each Stockholder’s allocable portion of the Estimated Closing Merger Consideration pursuant to the Company’s certificate of incorporation as in effect immediately prior to the Effective Time, and (iii) each Stockholders’ Percentage Interest.

“PCI DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Percentage Interest” means, with respect to each Stockholder who has complied with the terms of the applicable Letter of Transmittal, the percentage set forth across from such Stockholder’s name on the Payment Schedule in the column titled “Percentage Interest.”

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings; (iii) non-preempted zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any real property which are not violated by the current use and operation of such real property or the operation of the Business of any Acquired Company or any violation of which would not have a Material Adverse Effect; (iv) covenants, conditions, restrictions, easements, occupancies, grants, reservations and other similar matters of fact or record affecting title to any real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with any Acquired Company’s Business; (v) public roads, streets and highways; (vi) matters which would be disclosed by an inspection or accurate survey of any parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; and (ix) non-exclusive licenses for Intellectual Property granted in the Ordinary Course of Business.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including without limitation, name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol addresses.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the day of the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Acquired Companies, (i) all Privacy Laws; (ii) all Privacy Contracts; (iii) all Privacy Policies; and (iv) the PCI DSS.

“Privacy Contracts” means all Contracts between the Acquired Companies and any Person, that are applicable to the PCI DSS and/or the Processing of Personal Information.

“Privacy Laws” means any Laws regulating the Processing of Personal Information including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), GDPR, all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification.

“Privacy Policies” means all written policies and procedures applicable to the Company relating to the PCI DSS and/or the Processing of Personal Information, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Proceeding” means any action, claim, suit, litigation, arbitration, charge, complaint, proceeding, notice of violation, citation, notice of potential responsible party liability, investigation, audit, grievance or order.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Publicly Available Software” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models, and (ii) any Software that requires as a condition of use, modification and/or distribution of such software, that such Software or other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge.

“Purchaser Group” means the Purchaser, Merger Sub, each of their respective Affiliates (including, but solely after the Closing, the Acquired Companies) and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“R&W Policy” means the Purchaser’s representations and warranties insurance policy from Beazley USA Services, Inc., effective as of the date of this Agreement, insuring Purchaser for losses due to breaches of representations and warranties of the Company under Article 3 (Representations and Warranties of the Company), pre-Closing Taxes and/or the Letters of Transmittal, which R&W Policy shall remain in full force and effect as of the Closing.

“Related Documents” means the Escrow Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement.

“Related Party” means any officer, director, manager, equityholder, member or Affiliate of any Acquired Company or any Stockholder or Optionholder, any individual related by blood, marriage or adoption to any such Person, and any Person controlled by any of the foregoing.

“Representative Expense Account” means a segregated account where the Representative Expense Amount is held for disbursement by the Stockholder Representative.

“Security Breach” means security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information) or interference with system operations of IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Seller Parties” means the Stockholders and the Optionholders and their respective Affiliates (other than an Acquired Company), members, equityholders, officers, directors, managers, employees, agents, representatives, successors and permitted assigns.

“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, and all media and other tangible property necessary for the delivery or transfer thereof.

“Stockholder” or “Stockholders” shall mean a holder of Common Stock.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation) of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital” means $3,184,000.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, unclaimed or abandoned property, or other tax of any kind whatsoever, governmental fee, governmental assessment or governmental charge, in each case, in the nature of a tax, whether computed on a separate, consolidated, unitary or combined basis, whether or not disputed, and including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Representations” means the representations and warranties contained in Sections 3.05(p), 3.07 and, to the extent relating to Taxes, 3.13.

“Tax Returns” means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Expenses” means all (i) fees and expenses of the Acquired Companies and the Stockholders incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, any such legal, accounting, transaction, closing and investment banking fees, costs and expenses, (ii) Option Surrender Payments, (iii) fifty percent (50%) of the fees and expenses incurred under the Escrow Agreement, (iv) fifty percent (50%) of the premium due under the D&O Policy, and (v) all other transaction bonuses or similar payments (including double-trigger transaction bonuses and payments) that are due to any Person as a result of and in connection with the consummation of the transactions contemplated hereby pursuant to any agreement entered into by any Acquired Company prior to the Closing (whether triggered prior to, upon or immediately after such consummation and whether or not in connection with another event, including any termination of employment) (including, in each case, the employer portion of any related payroll and other employment Taxes). For the avoidance of doubt, Transaction Expenses shall include those fees and expenses set forth on the Transaction Expenses Schedule.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, and any applicable state or local mass layoff or plant-closing Laws.

12.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
2018 Financial Statements	3.04
Adjustment Escrow Account	1.11(b)(iii)
Adjustment Escrow Amount	1.11(b)(iii)
Agreement	Preamble
Authorized Action	11.03(c)
Base Consideration	1.10(a)
Cap	10.01(b)(ii)
Certificate	1.07(a)
Certificate of Merger	1.03
Closing	1.02
Closing Balance Sheet	1.12(a)
Closing Date	1.02
Closing Merger Consideration	1.10(a)
COBRA	3.13(c)
Company	Preamble
Company Intellectual Property	3.09(a)
Company Product	3.24
Confidentiality Agreement	9.04
D&O Costs	7.02(b)
D&O Expenses	7.02(b)
D&O Indemnifiable Claim	7.02(b)
D&O Indemnitee	7.02(a)
D&O Policy	7.02(c)
Dataroom	3.23(c)
Disclosure Schedules	Article 3
Dispute Resolution Auditor	1.12(b)
Dissenting Shares	1.07(c)
Effective Time	1.03

Term	Section No.
Electronic Delivery	13.13
Environmental Permits	3.17(b)
ERISA	3.13(a)
Escrow Agent	1.11(b)(iii)
Escrow Agreement	1.11(b)(iii)
Estimated Cash	1.11(a)
Estimated Closing Merger Consideration	1.10(b)
Estimated Closing Statement	1.11(a)
Estimated Indebtedness	1.11(a)
Estimated Net Working Capital	1.11(a)
Estimated Transaction Expenses	1.11(a)
Excess Amount	1.12(d)
Final Cash	1.12(b)
Final Indebtedness	1.12(b)
Final Net Working Capital	1.12(b)
Final Transaction Expenses	1.12(b)
Financial Statements	3.04
Honigman	9.06
Indemnitee	10.01(c)
Indemnitor	10.01(c)
Indemnity Survival Period	10.01(b)(iv)
Information Presentation	9.03(a)
Latest Balance Sheet	3.04
Letter of Transmittal	1.07(a)
Losses	10.01(a)
Material Contracts	3.08(a)
Merger	Recitals
Merger Sub	Preamble
NEFV	1.13(c)(xii)
Objections Statement	1.12(b)
Owned Real Property	3.06(d)
Plans	3.13(a)
Preliminary Statement	1.12(a)
Privileged Communications	9.06
Projections	9.03(b)
Purchaser	Preamble
Purchaser Parties	10.01(a)
Representative Expense Amount	1.11(b)(v)
RSM	1.12(b)
Specified Warranty Claim	10.01(a)
Specified Warranty Claim Account	1.11(b)(iii)
Specified Warranty Claim Amount	1.11(b)(iii)
Stockholder Representative	Preamble
Shortfall Amount	1.12(c)
Stockholder Affiliates	13.18

Term	Section No.
Stockholder Consent	1.13(c)(viii)
Surviving Company	1.01
Surviving Company Bylaws	1.05
Surviving Company Certificate of Incorporation	1.05
Trade Controls	3.21(a)
Transaction Bonus Letter and Option Surrender Agreements	1.13(c)(xiii)
Transaction Expenses Schedule	1.11(a)
Transfer Taxes	9.01(b)

ARTICLE 13

MISCELLANEOUS

13.01 Expenses. Except as otherwise expressly provided herein, all fees and expenses (including attorneys’ and accountants’ fees and expenses) incurred in connection with or related to this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding any provision in this Agreement to the contrary, in no event shall the payments required to be made by the Acquired Companies pursuant to the Intellectual Property Assignment Agreements executed and delivered pursuant to Section 1.13(c)(x) in any way reduce the amount of Closing Merger Consideration otherwise payable to the Stockholders hereunder (i.e., no amounts shall not be included as Current Liabilities, Indebtedness or Transaction Expenses).

13.02 Knowledge Defined. For purposes of this Agreement, (a) “the Company’s knowledge” as used herein shall mean the actual knowledge after due inquiry of John Morgan, Will Wennberg, Dave Carlson, Dick Dorale and Clay Bringhurst, and (b) “the Purchaser’s knowledge” and “Merger Sub’s knowledge” as used herein shall mean the actual knowledge following due inquiry of Suman Mookerji and Raj Tata.

13.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by email prior to 8:00 p.m. Central time on a Business Day (and when sent outside of such hours at 9:00 a.m. Central time on the next Business Day), (c) the Business Day following the day on which the same has been delivered to a reputable national overnight delivery service (charges prepaid), or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to the Purchaser or to the Company:

c/o Ducommun Incorporated

200 Sandpointe Ave. #700

Santa Ana, California 92707

Attention: Suman Mookerji and Raj Tata

Email: smookerji@ducommun.com

            rtata@ducommun.com

Fax: (310) 513-7279

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention: Eva H. Davis

Email: evadavis@winston.com

Fax: (213) 615-1750

Notices to the Stockholder Representative:

Levine Leichtman Capital Partners Private Capital Solutions, L.P.

345 North Maple Drive, Suite 300

Beverly Hills, California 90210

Attention: David I. Wolmer

Email: dwolmer@llcp.com

with a copy (which shall not constitute notice) to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attention: Joshua F. Opperer and Jacob D. Drouillard

Email: jopperer@honigman.com

            jdrouillard@honigman.com

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser, Merger Sub or the Company without the prior written consent of the Stockholder Representative. Notwithstanding the immediately preceding sentence, the Purchaser and Merger Sub may, without the prior written consent of the Stockholder Representative, assign or transfer their rights under this Agreement to (a) any Debt Financing Source as collateral security, (b) any Affiliate of Purchaser or Merger Sub, or (c) in connection with a sale of all or substantially of the equity or assets of Purchaser or Merger Sub; provided, further, however, in any case, that no such assignment or transfer shall relieve the assigning party of its obligations or agreements hereunder or require any other party hereto to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring party permitted under or pursuant to this Agreement. Any attempted assignment or transfer in violation of this Section 13.04 shall be null and void.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement, the Exhibits and the Disclosure Schedules are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit or Disclosure Schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Exhibit” shall be deemed to refer to a section of this Agreement or exhibit to this Agreement, as applicable. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

13.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Person shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.08 Amendment and Waiver. Any provision of this Agreement, the Disclosure Schedules or the Exhibits may be amended only in a writing signed by the Purchaser, the Company and the Stockholder Representative. No waiver of any provision hereunder, or any breach, default or misrepresentation hereunder, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, default or misrepresentation.

13.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof or thereof in any way.

13.10 Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the D&O Indemnitees any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.11 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.12 Purchaser Deliveries. References to documents or agreements having been disclosed to, delivered to or made available to Purchaser or Merger Sub, or disclosed or listed on a Schedule or Exhibit, shall mean that, except as set forth in the Disclosure Schedule, true, correct and complete copies of such documents or agreements (together with all amendments, waivers or other changes thereto) were posted to the Project Logger online data room hosted by Firmex as of 11:59 p.m. Central time on the second (2nd) Business Day prior to the date of this Agreement. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s representatives, and all documents or other items made available to the Purchaser and its representatives in the Dataroom, shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

13.13 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail or comparable technology (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, the Exhibits and the Disclosure Schedules shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.16 Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 1.12 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE IN AND FOR NEW CASTLE COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE). EACH PARTY HERETO ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.03 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

13.17 Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 13.16 without proof of damages or posting a bond or other form of security, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.17 shall not be required to provide any bond or other security in connection with any such order or injunction.

13.18 Non-Recourse. All proceedings (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto, except in the case of Actual Fraud. Except in the case of Actual Fraud, each party hereto hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any non-party former, current or future direct or indirect equityholders, directors, officers, employees, incorporators, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners or assignees of any Stockholder or any non-party former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively (but not including the Acquired Companies), the “Stockholder Affiliates”), through any Acquired Company, the Stockholder Representative, any Stockholder or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Purchaser against any Stockholder Affiliate by the enforcement of any assessment or by any legal or equitable action, by virtue of any Law, or otherwise, and each party hereto waives and releases all such liabilities, claims and obligations against any such Stockholder Affiliates. Except in the case of Actual Fraud, recourse against the Acquired Companies or the Stockholder Representative under this Agreement (subject to the limitations described herein, including Section 9.02 and this Section 13.18) shall be the sole and exclusive remedy of the Purchaser and any other Person against the Acquired Companies, the Stockholders or any Stockholder Affiliate in respect of any losses, liabilities, damages, expenses or obligations arising under, or in connection with, this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby. The Purchaser hereby covenants and agrees, on behalf of itself and its Affiliates and representatives, that, except in the case of Actual Fraud, it and they shall not institute any litigation or bring any other claim arising under, or in connection with, this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby, against any Stockholder or any Stockholder Affiliate or for claims against any Stockholder or any Stockholder Affiliate under this Agreement subject to the limitations described herein. In the event that any provision of this Agreement provides that a party hereto shall cause its Affiliates and/or representatives to take any action (or refrain from taking any action) or otherwise purports to be binding on such party’s

Affiliates and/or representatives, such party shall be liable for any breach of such provision by any such Affiliate or representative. For the avoidance of doubt, nothing in this Section 13.18 shall, or shall be construed to, prevent, restrict or in any way inhibit or affect a claim brought under the R&W Policy.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first written above.

COMPANY:

NOBLES PARENT INC.

By:	/s/ David Wolmer

Name: David Wolmer
Title: Authorized Person

STOCKHOLDER REPRESENTATIVE:

LEVINE LEICHTMAN CAPITAL PARTNERS PRIVATE CAPITAL SOLUTIONS, L.P.

By: LLCP PCS GP, LLC
Its: General Partner

By: LLCP GP Holdings, LLC
Its: Managing Member

By:	/s/ David Wolmer

Name: David Wolmer
Title: Authorized Person

PURCHASER:

DUCOMMUN LABARGE TECHNOLOGIES, INC.

By:	/s/ Stephen G. Oswald

Name: Stephen G. Oswald
Title: President & Chief Executive Officer

MERGER SUB:

DLT ACQUISITION, INC.

By:	/s/ Stephen G. Oswald

Name: Stephen G. Oswald
Title: President & Chief Executive Officer